Exhibit 10.1

Export Import Loan Agreement

THIS EXPORT IMPORT LOAN AGREEMENT (the "Agreement"), is entered into as of December 19, 2012, between ENVIRONMENTAL TECTONICS CORPORATION (the "Borrower"), a Pennsylvania corporation with an address at 125 James Way, Southampton, PA 18966, and PNC BANK, NATIONAL ASSOCIATION (the "Bank"), with an address at 1000 Westlakes Drive, Suite 200, Berwyn, PA 19312. Capitalized terms not defined herein shall have the meanings ascribed to them in the Loan Documents (as defined below) or as set forth on Annex I attached hereto.

Borrower and Bank, with the intent to be legally bound, agree as follows:

1.          Loans.

 1.1          Line of Credit. Subject to the terms and conditions set forth in this Agreement including, without limitation, Sections 1.2, 1.3, 1.4 and 1.5, Bank will from time to time make advances to Borrower (the "Advances") and Borrower may borrow, repay and reborrow until the Expiration Date, in an amount in the aggregate at any time outstanding not to exceed the lesser of (x) the Maximum Line of Credit Amount or (y) the Formula Amount (the "Line of Credit" or "Loans"). The obligation of Borrower to repay the advances under the Line of Credit shall be evidenced by a promissory note of Borrower (the "Line of Credit Note"). Beginning on January 1, 2013 and continuing on the first day of each calendar quarter thereafter and on the Expiration Date, Borrower shall pay a commitment fee to Bank, in arrears for the immediately preceding quarter then ended (or in the case of the period ending December 31, 2012 or the Expiration Date, such shorter period then ended), at the rate of one-quarter percent (0.25%) per annum multiplied by the average daily amount of the Unused Line of Credit (as defined herein) during the calendar quarter then ended (or, in the case of December 31, 2012 or the Expiration Date, as the case may be, such shorter period then ended). The commitment fee shall be computed on the basis of a year of 360 days and paid on the actual number of days elapsed.

 1.2          Discretionary Rights. The Advance Rates may be increased or decreased by Bank at any time and from time to time in the exercise of its reasonable discretion based on Bank's review of updated inventory appraisals, field examinations or other Collateral evaluations. Borrower consents to any such increases or decreases and acknowledges that decreasing the Advance Rates or increasing or imposing reserves may limit or restrict Advances requested by Borrower.

 1.3         Sublimit for Advances made against Eligible Export Related Inventory. The aggregate amount of Advances made to Borrower against Eligible Export Related Inventory shall not exceed in the aggregate, at any time outstanding, one hundred and fifty percent (150%) of the aggregate amount of Advances made to Borrower against Eligible Export Related Accounts Receivable.

 1.4          [Reserved].

 1.5          [Reserved].

 1.6          Use of Proceeds.

(a)        Borrower shall use Credit Accommodations only for the purpose of enabling Borrower to finance the cost of manufacturing, producing, purchasing or selling the Items. Borrower may not use any of the Credit Accommodations for the purpose of: (i) servicing or repaying any of Borrower's pre-existing or future indebtedness unrelated to this loan facility unless approved by Ex-Im Bank in writing; (ii) acquiring fixed assets or capital assets for use in Borrower's business; (iii) acquiring, equipping or renting commercial space outside of the United States; (iv) paying the salaries of non U.S. citizens or non-U.S. permanent residents who are located in offices outside of the United States; or (v) in connection with a Retainage or Warranty unless approved by Ex-Im Bank in writing.

(b)        Without limiting the generality of Section 1.6(a) above, neither Borrower nor any other Person which may in the future become party to this Agreement or the other Loan Documents as a Borrower or guarantor, intends to use nor shall they use any portion of the proceeds of the Advances, directly or indirectly, for any purpose in violation of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any enabling legislation or executive order relating thereto, nor shall any proceeds be used to finance the manufacture, purchase or sale of any of the following:

 (1)          Items to be sold to a Buyer located in a country as to which Ex-Im Bank is prohibited from doing business as designated in the Country Limitation Schedule;

 (2)          that part of the cost of the Items which is not U.S. Content unless such part is not greater than fifty percent (50%) of the cost of the Items and is incorporated into the Items in the United States;

 (3)          defense articles or defense services;

 (4)          [Reserved]; or

 (5)          without Ex-Im Bank's prior written consent, any Items to be used in the construction, alteration, operation or maintenance of nuclear power, enrichment, reprocessing, research or heavy water production facilities.

2.         Security. The security for repayment of the Loans shall be as set forth in that certain Security Agreement dated as of even date herewith between Borrower and Bank (the "Security Agreement"), that certain Pledge Agreement dated as of even date herewith executed by Borrower in favor of Bank (the "Pledge Agreement"), and the other documents heretofore, contemporaneously or hereafter executed and delivered to Bank (together with the Security Agreement and the Pledge Agreement, collectively the "Security Documents"). The Security Documents shall secure repayment of the Loans, the Notes and all other loans, advances, debts, liabilities, obligations, covenants and duties owing by Borrower to Bank or to any other direct or indirect subsidiary of The PNC Financial Services Group, Inc., of any kind or nature, present or future (including any interest accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, whether or not (i) evidenced by any note, guaranty or other instrument, (ii) arising under any agreement, instrument or document, (iii) for the payment of money, (iv) arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease or guarantee, (v) under any interest or currency swap, future, option or other interest rate protection or similar agreement, (vi) under or by reason of any foreign currency transaction, forward, option or other similar transaction providing for the purchase of one currency in exchange for the sale of another currency, or in any other manner, or (vii) arising out of overdrafts on deposit or other accounts or out of electronic funds transfers (whether by wire transfer or through automated clearing houses or otherwise) or out of the return unpaid of, or other failure of Bank to receive final payment for, any check, item, instrument, payment order or other deposit or credit to a deposit or other account, or out of Bank's non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository or other similar arrangements; and any amendments, extensions, renewals and increases of or to any of the foregoing, and all costs and expenses of Bank incurred in the documentation, negotiation, modification, enforcement, collection and otherwise in connection with any of the foregoing, including reasonable attorneys' fees and expenses (hereinafter referred to collectively as the "Obligations"). Unless expressly provided to the contrary in documentation for any other loan or loans or the applicable Security Document, it is the express intent of Bank and Borrower that all Obligations including those included in the Loans be cross-collateralized and cross-defaulted, such that collateral securing any of the Obligations shall secure repayment of all Obligations and a default under any Obligation shall be a default under all Obligations.

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This Agreement, the Notes, the Security Documents, Borrower Agreement (including all waivers related thereto), the Loan Authorization Agreement, and all other agreements and documents executed and/or delivered pursuant hereto or thereto, as each may be amended, modified, extended or renewed from time to time, are collectively referred to as the "Loan Documents."

3.         Representations and Warranties. Borrower hereby makes the following representations and warranties, which shall be continuing in nature and remain in full force and effect until the Obligations are paid in full and which shall be true and correct except as otherwise set forth on the Addendum attached hereto and incorporated herein by reference (the "Addendum"):

3.1          Existence, Power and Authority. Borrower and each Subsidiary Guarantor (as hereafter defined) (individually, each a "Loan Party" and, collectively, the "Loan Parties") is duly organized, validly existing and in good standing under the laws of the State of its incorporation or organization and has the power and authority to own and operate its assets and to conduct its business as now or proposed to be carried on. Each Loan Party is duly qualified, licensed and in good standing to do business in all jurisdictions where its ownership of property or the nature of its business requires such qualification or licensing, except where its failure to be so qualified, licensed or in good standing would not have a material adverse effect on such Loan Party or its business. Each Loan Party is duly authorized to execute and deliver the Loan Documents to which it is party, all necessary action to authorize the execution and delivery of the Loan Documents has been properly taken by each Loan Party, and Borrower is, and will continue to be until all Obligations have been paid in full, duly authorized to borrow under this Agreement and to perform all of the other terms and provisions of the Loan Documents.

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3.2   Financial Statements. Borrower has delivered or caused to be delivered to Bank its most recent consolidated balance sheet, income statement and statement of cash flows (as applicable, the "Historical Financial Statements"). The Historical Financial Statements are true, complete and accurate in all material respects and fairly present the financial condition, assets and liabilities of Borrower, whether accrued, absolute, contingent or otherwise, and the results of Borrower's operations for the period specified therein, in each case on a consolidated basis. The Historical Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied from period to period, subject in the case of interim statements to normal year end adjustment.

3.3   No Material Adverse Change. Since the date of the most recent Financial Statements delivered by Borrower hereunder, Borrower and each of the other Loan Parties (taken as a whole) have not suffered any material damage, destruction or loss, and no event or condition has occurred or exists, which has resulted or could result in a material adverse change in the business, assets, operations, condition (financial or otherwise) or results of operation of the Loan Parties (taken as a whole).

3.4   Binding Obligations. Each Loan Party has full power and authority to enter into the transactions to be entered into by it under this Agreement and the other applicable Loan Documents and has been duly authorized to do so by appropriate action of its Board of Directors or otherwise as may be required by law, charter, or other organizational documents or agreements. The Loan Documents, when executed and delivered by the Loan Parties party thereto, will constitute the legal, valid and binding obligations of the Loan Parties party thereto enforceable in accordance with their terms, except to the extent that enforceability is limited by principles of equity or creditors' rights generally.

3.5   No Defaults or Violations. There does not exist any Event of Default under this Agreement or any default or violation by any Loan Party of or under any of the terms, conditions or obligations of: (i) its articles or certificate of incorporation, regulations or bylaws; (ii) any indenture, mortgage, deed of trust, franchise, permit, contract, agreement, or other instrument to which it is a party or by which it is bound; or (iii) any law, ordinance, regulation, ruling, order, injunction, decree, condition or other requirement applicable to or imposed upon it by any law, the action of any court or any governmental authority or agency, except, in the case of clauses (ii) or (iii), for defaults or violations that are immaterial; and the consummation of this Agreement and the transactions set forth herein will not result in any such default or violation or Event of Default.

3.6   Title to Assets. Each Loan Party has good and marketable title to the assets reflected on the most recent Financial Statements, free and clear of all liens and encumbrances, except for (i) current taxes and assessments not yet due and payable, (ii) assets disposed of by such Loan Party in the ordinary course of business since the date of the most recent Financial Statements, and (iii) those liens or encumbrances, if any, specified on the Addendum.

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3.7   Litigation. There are no actions, suits, proceedings or governmental investigations pending or, to the knowledge of Borrower, threatened against any Loan Party, which could result in a material adverse change in any Loan Party's business, assets, operations, condition (financial or otherwise) or results of operations and there is no basis known to Borrower for any action, suit, proceeding or investigation which could result in such a material adverse change. All litigation that is pending or has been threatened in writing against any Loan Party is listed on the Addendum.

3.8   Tax Returns. Except as set forth on the Addendum, each Loan Party has filed all returns and reports that are required to be filed by it (subject to applicable extensions) in connection with any federal, state or local tax, duty or charge levied, assessed or imposed upon it or its property or withheld by it, including income, unemployment, social security and similar taxes, and all of such taxes have been either paid or adequate reserve or other provision has been made therefor.

3.9   Employee Benefit Plans. Each employee benefit plan as to which any Loan Party may have any liability complies in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974 (as amended from time to time, "ERISA"), including minimum funding requirements, and (i) no Prohibited Transaction (as defined under ERISA) has occurred with respect to any such plan, (ii) no Reportable Event (as defined under Section 4043 of ERISA) has occurred with respect to any such plan which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Section 4042 of ERISA, (iii) no Loan Party has withdrawn from any such plan or initiated steps to do so, and (iv) no steps have been taken to terminate any such plan.

3.10        Environmental Matters. Each Loan Party is in compliance, in all material respects, with all Environmental Laws (as hereinafter defined), including, without limitation, all Environmental Laws in jurisdictions in which such Loan Party owns or operates, or has owned or operated, a facility or site, stores Collateral, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other waste, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise. Except as otherwise disclosed on the Addendum, no litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the best of Borrower's knowledge, threatened against any Loan Party, any real property in which any Loan Party holds or has held an interest or any past or present operation of any Loan Party. No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or to the best of Borrower's knowledge has occurred, on, under or to any real property in which any Loan Party holds or has held any interest or performs or has performed any of its operations, in violation of any Environmental Law. As used in this Section, "litigation or proceeding" means any demand, claim notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by a governmental authority or other person, and "Environmental Laws" means all provisions of laws, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by any governmental authority concerning health, safety and protection of, or regulation of the discharge of substances into, the environment.

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3.11        Intellectual Property. Each Loan Party owns or is licensed to use all patents, patent rights, trademarks, trade names, service marks, copyrights, intellectual property, technology, know-how and processes necessary for the conduct of its business as currently conducted that are material to the condition (financial or otherwise), business or operations of such Loan Party.

3.12        Regulatory Matters. No part of the proceeds of the Loans will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time in effect or for any purpose which violates the provisions of the Regulations of such Board of Governors.

3.13        Solvency. As of the date hereof and after giving effect to the transactions contemplated by the Loan Documents, (i) the aggregate value of each Loan Party's assets will exceed its liabilities (including contingent, subordinated, unmatured and unliquidated liabilities), (ii) each Loan Party will have sufficient cash flow to enable it to pay its debts as they become due, and (iii) no Loan Party will have unreasonably small capital for the business in which it is engaged.

3.14        Disclosure. None of the, Loan Documents contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary in order to make the statements contained in this Agreement or the Loan Documents not misleading. There is no fact known to Borrower which materially adversely affects or, so far as Borrower can now foresee, might reasonably be expected to materially adversely affect the business, assets, operations, condition (financial or otherwise) or results of operations of the Loan Parties and which has not otherwise been fully set forth in this Agreement or in the Loan Documents.

3.15        Subsidiaries. Part A of Section 3.15 of the Addendum hereto sets forth a complete and accurate list of the Subsidiaries of each Loan Party as of the date hereof showing the percentage of such Loan Party's ownership of the outstanding stock, membership interests or partnership interests, as applicable, of such Subsidiaries. Each Subsidiary of Borrower listed in Part B of Section 3.15 of the Addendum (each, an "Inactive Subsidiary") has no material assets or operations. Part C of Section 3.15 of the Addendum contains a list of all Subsidiaries of Borrower guaranteeing the Obligations as of the date hereof (each such Subsidiary, together with any other Subsidiaries now or hereafter executing a Guaranty and Suretyship Agreement pursuant to this Agreement, referred to herein individually as a "Subsidiary Guarantor" and collectively as the "Subsidiary Guarantors"). As used herein, the term "Subsidiary" as to any entity, shall mean a corporation, partnership, limited partnership, limited liability company or other entity of which shares of stock or other ownership interests having voting power to elect a majority of the board of directors or other managers of such entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such entity. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of Borrower.

3.16       Suspensions and Debarment. Neither Borrower nor any of Borrower's executives, officers, directors, key employees with primary management or supervisory responsibilities or the Persons in control of Borrower including, without limitation, the Original Owner has been (a) at any time during the last three calendar years, debarred, suspended, proposed for debarment with a final determination still pending, declared ineligible or voluntarily excluded (as such terms are defined under any of the Debarment Regulations referred to below) from participating in procurement or nonprocurement transactions with any United States federal government department or agency pursuant to any of the Debarment Regulations or (b) indicted, convicted or had a civil judgment rendered against Borrower or any of its executives, officers, directors, Original Owner or key employees with primary management or supervisory responsibilities for any of the offenses listed in any of the Debarment Regulations. Unless authorized by Ex-Im Bank, Borrower will not knowingly enter into any transactions in connection with the Items with any Person who is debarred, suspended, declared ineligible or voluntarily excluded from participation in procurement or nonprocurement transactions with any United States federal government department or agency pursuant to any of the Debarment Regulations. Borrower will provide prompt written notice to Bank if at any time it learns that the certification set forth in this Section 3.16 was erroneous when made or has become erroneous by reason of changed circumstances.

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3.17        Eligible Person. Borrower is an Eligible Person.

4.        Affirmative Covenants. Borrower agrees that from the date of execution of this Agreement until all Obligations have been paid in full and all commitments of Bank to Borrower have been terminated, Borrower will, and will (except in the case of Sections 4.2, 4.3 and 4.4) cause each of its Subsidiaries to:

4.1           Books and Records. Maintain books and records in accordance with GAAP and give representatives of Bank access thereto at all reasonable times, including permission to examine, copy and make abstracts from any of such books and records and such other information as Bank may from time to time reasonably request, and Borrower will make available to Bank for examination copies of any reports, statements and returns which a Loan Party may make to or file with any federal, state or local governmental department, bureau or agency.

4.2           Interim Financial Statements. Furnish to Bank Borrower's Financial Statements for each of the first three fiscal quarters, within sixty (60) days after the applicable quarter end, in reasonable detail, certified by an authorized officer of Borrower and prepared in accordance with GAAP consistently applied from period to period (except to the extent of any changes in GAAP which may take effect after the date hereof).

4.3           Annual Financial Statements. Furnish Borrower's Financial Statements for the fiscal year to Bank within one hundred five (105) days after the end of each fiscal year. Those Financial Statements will be prepared on an audited basis in accordance with GAAP by an independent certified public accountant selected by Borrower and reasonably satisfactory to Bank. Audited Financial Statements shall contain the unqualified opinion of an independent certified public accountant, and all accountant examinations shall have been made in accordance with GAAP consistently applied from period to period.

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4.4           Compliance Certificates. With each delivery of Financial Statements, deliver a certificate as to (a) Borrower's compliance with applicable financial covenants (containing detailed calculations of all financial covenants) for the period then ended (b) and whether any Event of Default exists, and, if so, the nature thereof and the corrective measures Borrower proposes to take (each, a "Compliance Certificate"). Each Compliance Certificate shall set forth all detailed calculations necessary to demonstrate such compliance.

4.5           Financial Projections. Within sixty (60) days after each fiscal year end, deliver to Bank financial projections for the current fiscal year in a form reasonably satisfactory to Bank.

4.6           Monthly Reports. Within twenty (20) days after the end of each calendar month, as and for such calendar month, deliver to Bank (i) accounts payable and accounts receivables aging reports (which shall separately report Export Related Accounts Receivable), (ii) inventory reports (which shall separately report Export Related Inventory), (iii) Export Order Summary and work-in-process backlog reports, (iv) an Export Related Borrowing Base Certificate, in each case in such detail and otherwise in form and substance satisfactory to Bank in its sole discretion.

4.7           Payment of Taxes and Other Charges. Pay and discharge when due all indebtedness for borrowed money and all taxes, assessments, charges, levies and other liabilities imposed by a governmental authority upon a Loan Party, its income, profits, property or business, except those which currently are being contested in good faith by appropriate proceedings and for which such Loan Party shall have set aside adequate reserves or made other adequate provision with respect thereto acceptable to Bank in its sole discretion.

4.8           Maintenance of Existence, Operation and Assets. Do all things necessary to (i) maintain, renew and keep in full force and effect its organizational existence and all rights, permits and franchises necessary to enable it to continue its business as currently conducted; (ii) continue in operation in substantially the same manner as at present; (iii) keep its properties in good operating condition and repair; and (iv) make all necessary and proper repairs, renewals and replacements thereof.

4.9           Insurance. Maintain, with financially sound and reputable insurers, insurance with respect to its property and business against such casualties and contingencies, of such types and in such amounts, as is customary for established companies engaged in the same or similar business and similarly situated. In the event of a conflict between the provisions of this Section and the terms of any Security Documents relating to insurance, the provisions in the Security Documents will control.

4.10         Compliance with Laws. Comply in all material respects with all laws applicable to each Loan Party and to the operation of its business (including without limitation any statute, ordinance, rule or regulation relating to employment practices, pension benefits or environmental, occupational and health standards and controls).

4.11         Bank Accounts. Establish and maintain at Bank Borrower's primary depository accounts.

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4.12         Financial Covenants. Comply with all of the financial and other covenants, if any, set forth on the Addendum.

4.13         Additional Reports. Provide prompt written notice to Bank of the occurrence of any of the following (together with a description of the action which Borrower proposes to take with respect thereto): (i) any Event of Default or any event, act or condition which, with the passage of time or the giving of notice, or both, would constitute an Event of Default (a "Default"), (ii) any litigation filed by or against any Loan Party having an amount in controversy in excess of $100,000, (iii) any Reportable Event or Prohibited Transaction with respect to any Employee Benefit Plan(s) (as defined in ERISA), (iv) any event which would be reasonably likely to result in a material adverse change in the business, assets, operations, condition (financial or otherwise) or results of operation of any Loan Party and (v) any change in Borrower's executive officers (defined as those persons filing statements under Section 16(a) of the Securities Exchange Act of 1934, as amended).

4.14         Notice and Joinder of New Subsidiaries. Notify Bank as soon as practicable after acquiring or creating a new Subsidiary, and cause:

(a)          any new Domestic Subsidiary to execute and deliver to Bank (i) a Guaranty Agreement (or Joinder in a form reasonably acceptable to Bank, as determined by Bank) pursuant to which such domestic Subsidiary shall guaranty all of the Obligations and (ii) a Subsidiary Security Agreement (or Joinder in a form reasonably acceptable to Bank, as determined by Bank) pursuant to which such Domestic Subsidiary shall grant a security interest to Bank in its assets as additional collateral for the Obligations.

(b)         any Domestic Subsidiary that is the owner of any new Domestic Subsidiary to execute and deliver to Bank a Pledge Agreement (or Joinder as determined by Bank) in form and substance reasonably acceptable to Bank pursuant to which one hundred percent (100%) of the issued and outstanding Capital Stock of such new Domestic Subsidiary that is owned by such Domestic Subsidiary shall be pledged to Bank as collateral for the Obligations.

(c)          any Domestic Subsidiary that is the owner of any new first-tier Foreign Subsidiary to execute and deliver to Bank a Pledge Agreement (or Joinder as determined by Bank) in form and substance reasonably acceptable to Bank pursuant to which sixty-five percent (65%) of the issued and outstanding voting Capital Stock and one hundred percent (100%) of the issued and outstanding non-voting Capital Stock of such Foreign Subsidiary that is owned by such Domestic Subsidiary shall be pledged to Bank as collateral for the Obligations.

(d)         in connection with any such Guaranty Agreements, Subsidiary Security Agreements, Pledge Agreements and/or Joinders, Borrower and/or the applicable Subsidiary or Subsidiaries to execute and deliver or cause to be executed and/or delivered, as applicable, such additional documentation as Bank shall reasonably require, including without limitation, certificates similar to those referred to in Section 7.1, opinions, lien searches and stock certificates (together with undated stock powers endorsed in blank).

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4.15         Fees. Borrower shall pay to Bank, for its own account and for the account of Ex-Im Bank, (i) an annual nonrefundable and fully earned facility fee in the amount equal to two percent (2%) of the Maximum Line of Credit Amount, due at closing and on each one-year anniversary thereafter until all Obligations have been paid in full and all commitments of Bank to Borrower have been terminated, and (ii) an Ex-lm Bank Application Fee of $100 due at closing.

4.16         Export Import Notices. Borrower shall notify Bank in writing no later than five (5) days after becoming aware of the occurrence of any of the following: (a) any then- existing Export Related Inventory no longer constitutes Eligible Export Related Inventory; (b) any then-existing Export Related Accounts Receivable no longer constitutes an Eligible Export Related Accounts Receivable; (c) Borrower learning that any of the Items are articles, services, or related technical data that are listed on the United States Munitions List (part 121 of title 22 of the Code of Federal Regulations); and (d) Borrower, at any time, learning that the certification set forth in Section 3.16 was erroneous when made or has become erroneous by reason of changed circumstances.

4.17         Inactive Subsidiaries. Borrower (a) shall cause each Inactive Subsidiary not to have assets with a fair market value in excess of $10,000 at any time and (b) shall, and shall cause each Inactive Subsidiary to, make such filings and take such other actions as may be necessary or advisable to cause each Inactive Subsidiary to dissolve, liquidate and wind up its affairs. Borrower shall diligently pursue such dissolution, liquidation and winding up to completion, and shall give Bank prompt notice of the completion thereof.

5.         Negative Covenants. Borrower covenants and agrees that from the date of this Agreement until all Obligations have been paid in full and all commitments of Bank to Borrower have been terminated, except as set forth in the Addendum, Borrower will not, nor will it permit any Subsidiary to, without Bank's prior written consent:

5.1           Indebtedness. Create, incur, assume or suffer to exist any indebtedness for borrowed money other than: (i) the Loans and any existing or subsequent indebtedness to Bank; (ii) open account trade debt incurred in the ordinary course of business and not more than sixty (60) days past due; (iii) indebtedness of Borrower in respect of capital lease obligations and purchase money financing in connection with the acquisition of personal property in an aggregate principal amount not to exceed $500,000 and any refinancings thereof; provided that the amount of the refinancing indebtedness is not more than the outstanding principal amount of the refinanced indebtedness, and the terms of the refinancing indebtedness are no more favorable to the lender than the terms of the refinanced indebtedness; and (iv) indebtedness for borrowed money incurred by Borrower's Polish Subsidiary, ETC-PZL Aerospace Industries, in an amount up to the dollar equivalent of $500,000 in principal outstanding at any one time.

5.2           Liens and Encumbrances. Except as provided in Section 3.6, create, assume, incur or permit to exist any mortgage, pledge, encumbrance, security interest, lien or charge of any kind upon any of its property, now owned or hereafter acquired, or acquire or agree to acquire any kind of property subject to any conditional sales or other title retention agreement, except:

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(a)            liens for taxes, assessments or governmental charges or levies which shall not at the time be due and payable or can thereafter be paid without penalty or are being contested in good faith by appropriate proceedings diligently conducted and with respect to which it has created adequate reserves;

(b)           pledges or deposits to secure obligations under workers' compensation laws or similar legislation;

(c)            liens securing purchase money indebtedness permitted pursuant to Section 5.1. above; provided that the principal amount of the indebtedness so secured does not exceed the purchase price of the related property;

(d)           carriers', warehousemen's and mechanics' liens, statutory landlord's liens, and other liens arising by operation of law; and

(e)            liens or security interests in favor of Bank (collectively, the "Permitted Liens").

5.3           Guarantees. Guarantee, endorse or become contingently liable for the obligations of any person, firm, corporation or other entity, except (a) in connection with the endorsement and deposit of checks in the ordinary course of business for collection and (b) the guarantees by Borrower of its Subsidiaries' obligations set forth in Section 5.3 of the Addendum.

5.4           Loans: Advances; Distributions. Purchase or hold beneficially any stock, other securities or evidences of indebtedness of, or make or have outstanding, any loans or advances to, or otherwise extend credit to, or make any investment or acquire any interest whatsoever in, any other person, firm, corporation or other entity, or make or pay and distributions or dividends, except investments (a) permitted pursuant to Section 5.7, (b) in marketable securities or cash equivalents in an aggregate amount of $1,000,000 outstanding at any one time, (c) disclosed on Borrower's Historical Financial Statements or (d) acceptable to Bank in its sole discretion.

5.5           Merger or Transfer of Assets. Except solely to the extent set forth in Section 4.17, liquidate or dissolve, or merge or consolidate with or into any person, firm, corporation or other entity, or sell, lease, transfer or otherwise dispose of all or any substantial part of its property, assets, operations or business, whether now owned or hereafter acquired, except (a) any Subsidiary of Borrower may be merged or consolidated with or into Borrower, provided that Borrower shall be the continuing or surviving corporation; (b) any Subsidiary of Borrower may be merged or consolidated with or into any Subsidiary Guarantor, provided that a Subsidiary Guarantor shall be the continuing or surviving corporation; (c) any Subsidiary of Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets to Borrower; and (d) any Subsidiary of Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets to a Subsidiary Guarantor that has entered into a Subsidiary Security Agreement.

5.6           Change in Business or Management. Make or permit any change in its form of organization, the nature of its business as carried on as of the date hereof, or that would result in a person other than William F. Mitchell being President and CEO of Borrower during his lifetime.

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5.7           Acquisitions; Joint Ventures. Make acquisitions of all or substantially all of the property or assets of any person, firm, corporation or make any investment in a joint venture, except for acquisitions and investments for which the purchase price or amount invested, together with all other acquisitions and joint venture investments made between the date hereof and the date the Obligations are paid in full, does not exceed $750,000 in the aggregate.

6.          Events of Default. The occurrence of any of the following will be deemed to be an Event of Default:

6.1           Covenant Default. Borrower shall default in the performance of any of the covenants or agreements contained in (a) Sections 4.2 through 4.6, 4.12 and Section 5 of this Agreement, or (b) any other Section of this Agreement and such default shall not be cured within thirty (30) days after the occurrence thereof.

6.2           Breach of Warranty. Any Financial Statement, representation, warranty or certificate made or furnished by Borrower or any other Loan Party to Bank in connection with this Agreement shall be false, incorrect or incomplete in any material respect when made.

6.3           Other Default. The occurrence of an event of default as defined in the Notes or any of the Loan Documents.

6.4           Reserved.

6.5           Export Import Documents. 'Borrower shall fail to comply with any provision of (a) the Borrower Agreement or (b) the Loan Authorization Agreement.

Upon the occurrence of an Event of Default, Bank will have all rights and remedies specified in the Notes and the Loan Documents and all rights and remedies (which are cumulative and not exclusive) available under applicable law or in equity.

7.          Conditions.

7.1           Initial Advance. Bank's obligation to make the initial Advance under the Loans is subject to the conditions that as of the date of such initial advance:

(a)            No Event of Default. No Event of Default or Default shall have occurred and be continuing;

(b)           Receipt of Loan Documents. Bank shall have received the Loan Documents and such other instruments and documents which Bank may reasonably request in connection with the transactions provided for in this Agreement;

(c)           Corporate Proceedings. Bank shall have received a certificate of the Secretary or Chief Financial Officer of each Loan Party dated as of the date hereof certifying (a) that attached thereto is a true and complete copy of the resolutions, in form and substance satisfactory to Bank, of the such Loan Party's Board of Directors authorizing the execution, delivery and performance of this Agreement, the Notes and each of the other Loan Documents to which it is a party and that such resolutions have not been amended, modified, revoked or rescinded in any manner and are in full force and effect, (b) that attached thereto is a true and complete copy of its Articles or Certificate of Incorporation certified by the Secretary of State of the state in which such Loan Party is incorporated or formed, and Bylaws, and that such organizational documents have not been amended, modified, revoked or rescinded and are in full force and effect, (c) as to the incumbency and specimen signatures of each officer executing the Loan Documents on behalf of such Loan Party, and (d) that the representations made by it in the Loan Documents to which it is a party are true and correct, that such Loan Party is in compliance with all the covenants contained in the Loan Documents to which it is a party and there exists no Default or Event of Default after giving effect to the initial advances hereunder;

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(d)           Good Standing. Bank shall have received certificates of good standing, subsistence and/or status dated a recent date from the Secretary of State taxing or other authorities in the jurisdiction of incorporation of each Loan Party and in other locations requested by Bank;

(e)           Opinion of Counsel. Bank shall have received a written opinion of the Loan Parties' counsel addressed to Bank and covering such matters as Bank may require;

(f)            Insurance. Bank shall have received certificates evidencing to its satisfaction that the Loan Parties have obtained insurance of the type required by Section 4.9 hereof and the Security Agreement, with the appropriate additional insured and lender loss payee endorsements;

(g)           Material Adverse Change. There shall have been no material adverse change in the condition (financial or otherwise), operations, properties, assets or prospects of Borrower since the date of the Historical Financial Statements;

(h)           Material Litigation or Contingent Obligations. There shall be no (i) material actions, suits, proceedings or government investigations pending or threatened against any Loan Party, or (ii) material contingent obligations of any Loan Party that are not set forth on the Addendum;

(i)            Security Interest. Bank shall have received to its satisfaction evidence, including without limitation UCC, tax and judgment lien searches, that Bank will have a first priority lien in the Collateral (as defined in the Security Documents), subject only to Permitted Liens;

(j)            Filings. Bank shall have evidence satisfactory to it that all necessary actions to perfect and protect the security interests created by the Security Documents, including, without limitation, the filing of UCC financing statements in the appropriate jurisdictions, have been taken;

(k)            [Reservedl];

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(1)            Facility Fee.  Borrower shall have paid to Bank, for its own account and for the account of Ex-Im Bank, (i) a nonrefundable and fully earned facility fee in the amount equal to two percent (2%) of the Maximum Line of Credit Amount and (ii) an Ex-Im Bank Application Fee of $100 due at closing.

(m)           Fees and Expenses. Borrower shall have reimbursed Bank for Bank's costs and expenses pursuant to Section 8, including the reasonable fees and expenses of Bank's counsel.

7.2           Subsequent Advances. Bank's obligation to make any Advance or extension of credit under the Line of Credit, including on the date hereof, is subject to the conditions that as of the date of each such Advance or extension of credit:

(a)           Representations and Warranties. Each of the representations and warranties (i) made by the Loan Parties under this Agreement or any other Loan Document or (ii) which are contained in any certificate, document, financial or other statement furnished at any time in connection with the Loan Documents, shall be true and correct in all respects on and as of such date as if made on and as of such date (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all respects as of such date);

(b)           No Event of Default. No Event of Default or Default shall have occurred and be continuing; and

(c)           Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory in form and substance to Bank, and Bank shall have received such other documents in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

8.         Expenses. Borrower agrees to pay Bank, upon the execution of this Agreement, and otherwise on demand, all costs and expenses incurred by Bank in connection with the preparation, negotiation and delivery of this Agreement and the other Loan Documents, and any modifications thereto, and the collection of all of the Obligations, including but not limited to enforcement actions, relating to the Loans, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions or proceedings arising out of or relating to this Agreement, including reasonable fees and expenses of counsel (which may include costs of in-house counsel), expenses for auditors, appraisers and environmental consultants, lien searches, recording and filing fees and taxes.

9.          Increased Costs. On written demand, together with written evidence of the justification therefor, Borrower agrees to pay Bank all direct costs incurred and any losses suffered or payments made by Bank as a consequence of making the Loans by reason of any change in law or regulation, or the interpretation thereof, imposing any reserve, deposit, allocation of capital or similar requirement (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) on Bank, its holding company or any of their respective assets; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a change in law regardless of the date enacted, adopted, issued, promulgated or implemented.

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10.       Miscellaneous.

10.1         Notices: All notices, demands, requests, consents, approvals and other communications required or permitted hereunder ("Notices") must be in writing and will be effective upon receipt. Notices may be given in any manner to which the parties may separately agree, including electronic mail. Without limiting the foregoing, first-class mail, facsimile transmission and commercial courier service are hereby agreed to as acceptable methods for giving Notices. Regardless of the manner in which provided, Notices may be sent to a party's address as set forth above or to such other address as any party may give to the other for such purpose in accordance with this section.

10.2         Preservation of Rights. No delay or omission on Bank's part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will Bank s action or inaction impair any such right or power. Bank's rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which Bank may have under other agreements, at law or in equity.

10.3         Illegality. If any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, it shall not affect or impair the validity, legality and enforceability of the remaining provisions of this Agreement.

10.4         Changes in Writing. No modification, amendment or waiver of, or consent to any departure by Borrower from, any provision of this Agreement will be effective unless made in a writing signed by the party to be charged, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on Borrower will entitle Borrower to any other or further notice or demand in the same, similar or other circumstance.

10.5         Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

10.6         Counterparts. This Agreement may be signed in any number of counterpart copies and by the parties hereto on separate counterparts, but all such copies shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart. Any party so executing this Agreement by facsimile transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission.

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10.7         Successors and Assigns. This Agreement will be binding upon and inure to the benefit of Borrower and Bank and their respective heirs, executors, administrators, successors and assigns; provided, however, that Borrower may not assign this Agreement in whole or in part without Bank's prior written consent and Bank at any time may assign this Agreement in whole or in part.

10.8         Interpretation; Changes in GAAP. In this Agreement, unless Bank and Borrower otherwise agree in writing, the singular includes the plural and the plural the singular; words importing any gender include the other genders; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; the word "or" shall be deemed to include "and/or", the words "including", "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to articles, sections (or subdivisions of sections) or exhibits are to those of this Agreement; and references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement. Section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. Unless otherwise specified in this Agreement, all accounting terms shall be interpreted and all accounting determinations shall be made in accordance with GAAP. Notwithstanding the foregoing, if either party notifies the other that it wishes to amend any covenant in the Addendum of this Agreement or any related definition to eliminate the effect of any change in GAAP occurring after the date hereof on the operation of such covenant, then the Loan Parties' compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant or definition is amended in a manner satisfactory to Borrower and Bank, and Borrower shall provide to Bank, when it delivers its financial statements pursuant to Section 4.2 and 4.3 of this Agreement, such reconciliation statements as shall be reasonably requested by Bank. If this Agreement is executed by more than one party as Borrower, the obligations of such persons or entities will be joint and several.

10.9         No Consequential Damages, Etc. Bank will not be responsible for any damages, consequential, incidental, special, punitive or otherwise, that may be incurred or alleged by any person or entity, including Borrower and any Guarantor, as a result of this Agreement, the other Loan Documents, the transactions contemplated hereby or thereby, or the use of the proceeds of the Loan.

10.10       Assignments and Participations. At any time, without any notice to Borrower, Bank may sell, assign, transfer, negotiate, grant participations in, or otherwise dispose of all or any part of Bank's interest in the Loan. Borrower hereby authorizes Bank to provide, without any notice to Borrower, any information concerning Borrower, including information pertaining to Borrower's financial condition, business operations or general creditworthiness, to any person or entity which may succeed to or participate in all or any part of Bank's interest in the Loan.

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10.11       Governing Law and Jurisdiction. This Agreement has been delivered to and accepted by Bank and will be deemed to be made in the Commonwealth of Pennsylvania. THIS AGREEMENT WILL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA EXCLUDING ITS CONFLICT OF LAWS RULES. Borrower hereby irrevocably consents to the exclusive jurisdiction of any state or federal court in the county or judicial district where Bank's office indicated above is located; provided that nothing contained in this Agreement will prevent Bank from bringing any action, enforcing any award or judgment or exercising any rights against Borrower individually, against any security or against any property of Borrower within any other county, state or other foreign or domestic jurisdiction. Bank and Borrower agree that the venue provided above is the most convenient forum for both Bank and Borrower. Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement.

10.12      Export Import Documents. In the event of any conflict between the terms of this Agreement and the terms of Borrower Agreement, the Loan Authorization Agreement, or any other agreement, instrument or document executed by Borrower in favor of Ex-Im Bank (collectively, the "Ex-Im Documents"), then the Ex-Im Documents shall govern and control.

10.13      WAIVER OF JURY TRIAL. EACH OF THE BORROWER AND THE BANK IRREVOCABLY WAIVES ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS AGREEMENT, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS. THE BORROWER AND THE BANK ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

Borrower acknowledges that it has read and understood all the provisions of this Agreement, including the waiver of jury trial, and has been advised by counsel as necessary or appropriate.

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WITNESS the due execution hereof as a document under seal, as of the date first written above.

ATTEST:	ENVIRONMENTAL TECTONICS CORPORATION

By:
(seal)
Print Name:	Name: Robert L. Laurent, Jr.
Title: Chief Financial Officer

PNC BANK, NATIONAL ASSOCIATION

By:
(seal)
Name: John M. DiNapoli
Title: Senior Vice President

[SIGNATURE PAGE TO EXPORT IMPORT LOAN AGREEMENT]

Annex I

Certain Defined Terms

"Advance Rates" shall mean the meaning ascribed to such term in clause (b) of the definition of Formula Amount.

"Affiliate" of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, manager, member, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 15% or more of the Capital Stock having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Capital Stock, contract or otherwise.

"Affiliated Foreign Person" shall mean a subsidiary or an Affiliate of Borrower, who has duly executed as a Borrower all of the applicable documents including without limitation this Agreement and any other Loan Documents required by Ex-Im Bank, meets all of the requirements of the definition of Eligible Person other than subclause (a) thereof and is in good standing in the country of its formation or otherwise authorized to conduct business in such country.

"Borrower Agreement" shall mean that certain Borrower Agreement and Fast Track Borrower Agreement Supplement, each entered into by Borrower and Bank dated as of the date hereof, attached hereto as Exhibit A along with any Ex-Im Bank waivers.

"Buyer" shall mean and include any person that has entered into one or more Export Orders with Borrower or who is the account debtor with respect to any Export Related Accounts Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with Borrower, pursuant to which Borrower is to deliver any personal property or perform any services.

"Capital Good" shall mean a capital good (e.g. manufacturing equipment, licensing agreements) that will establish or expand foreign production capacity of an exportable good.

"Country Limitation Schedule" shall mean the schedule published from time to time by Ex-Im Bank which sets forth on a country by country basis whether and under what conditions Ex-Im Bank will provide coverage for the financing of export transactions to countries listed therein.

"Credit Accommodation" Amount shall mean the aggregate outstanding amount of Advances, which sum may not exceed the Maximum Line of Credit Amount.

"Credit Accommodations" shall mean, collectively, all Advances and Obligations.

"Debarment Regulations" shall mean, collectively, (a) the Government wide Debarment and Suspension (Nonprocurement) regulations (Common Rule), 53 Fed. Reg. 19204 (May 26, 1988), (b) Subpart 9.4 (Debarment, Suspension, and Ineligibility) of the Federal Acquisition Regulations, 48 C.F.R. 9.400 9.409 and (c) the revised Governmentwide Debarment and Suspension (Nonprocurement) regulations (Common Rule), 60 Fed. Reg. 33037 (June 26, 1995).

"Domestic Subsidiary": any Subsidiary other than a Foreign Subsidiary.

"Economic Impact Approval" shall mean a written approval issued by Ex-Im Bank stating the conditions under which a Capital Good may be included as an Item consistent with Ex-Im Bank's economic impact procedures (or other mechanism for making this determination that Ex- Im Bank notified Bank of in writing).

"Eligible Export Related Account Receivable" shall mean and include with respect to Borrower, each Export Related Account Receivable of Borrower arising in the ordinary course of business and which Bank, in its discretion exercised in a reasonable manner, shall deem to be an Eligible Export Related Account Receivable, based on such considerations as Bank may from time to time deem appropriate. An Export Related Account Receivable shall not be deemed eligible unless such Receivable is subject to Bank's first priority perfected security interest and no other lien (other than Permitted Liens), and is evidenced by an invoice or other documentary evidence satisfactory to Bank. In addition, no Export Related Account Receivable shall be an Eligible Export Related Account Receivable if:

(a)           it arises out of a sale of goods to, or performance of services by Borrower to an Affiliate of Borrower or to a Person controlled by an Affiliate of Borrower or a Person under common control with an Affiliate of Borrower;

(b)           it is due or unpaid more than sixty (60) calendar days after the original due date or two hundred forty (240) calendar days after the original invoice date;

(c)           [Reserved];

(d)           it arises from the sale of defense articles or defense services;

(e)           it arises from the sale of Items to be used in the construction, alteration, operation or maintenance of nuclear power, enrichment, reprocessing, research or heavy water production facilities;

(f)            fifty percent (50%) or more of the Receivables from such Buyer are not deemed Eligible Receivables hereunder;

(g)           any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached;

(h)           the Buyer shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case or proceeding under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed or discharged, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

(i)            it is due and payable from a Buyer located in a country with which Ex-Im Bank is prohibited from doing business as designated in the Country Limitation Schedule;

(j)             it does not comply with the requirements of the Country Limitation Schedule;

(k)           the sale to the Buyer is on a bill-and-hold, guaranteed sale, sale-and- return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

(1)            Bank believes, in its discretion exercised in a reasonable manner, that collection of such Receivable is unlikely or that such Receivable may not be paid by reason of the Buyer's financial inability to pay;

(m)           the Buyer is the United States of America, any state or any department, agency or instrumentality of any of them, unless Borrower assigns its right to payment of such Receivable to Bank pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has otherwise complied with other applicable statutes or ordinances;

(n)           the Items giving rise to such Receivable have not been delivered to a common carrier for delivery to the Buyer, or the services giving rise to such Receivable have not been performed by Borrower and accepted by the Buyer, the Receivable otherwise does not represent a final sale or if the Export Order specifies a timing for invoicing the Items other than shipment or performance and the Items have not been invoiced in accordance with such terms of the Export Order;

(o)           the Receivables of the Buyer exceed a credit limit determined by Bank, in its discretion exercised in a reasonable manner, to the extent such Receivable exceeds such limit;

(p)           the Receivable is not owned by Borrower or is subject to any offset, deduction, defense, dispute, or counterclaim (to the extent of such offset, deduction, defense or counterclaim), the Buyer is also a creditor or supplier of a Borrower (to the extent of the amount subject to such offset, deduction, defense, dispute, or counterclaim to such Buyer), or the Receivable is contingent in any respect or for any reason (to the extent of such contingency);

(q)            Borrower has made any agreement with any Buyer for any deduction therefrom, except for discounts or allowances made in the Ordinary Course of Business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(r)            if any Items giving rise to the Receivable have been returned, rejected or repossessed or the rendition of services have been disputed; provided, that only that portion of such Receivable subject to such return, rejection, repossession or dispute shall be deemed to be ineligible under this clause (r);

(s)            such Receivable is not payable to Borrower;

(t)            [Reserved];

(u)           such Receivable is due and payable in a currency other than United States Dollars, except as may be approved in writing by Ex-Im Bank;

(v)           such Receivable does not comply with the terms of sale set forth in Section 7 of the Loan Authorization Agreement;

(w)           any of the Items giving rise to such Receivable are Capital Goods, unless the transaction is in accordance with Section 1.5 of the Agreement;

(x)            such Receivable is due and payable from a Buyer that is, or is located in, the United States; provided however, that this subsection (x) shall not preclude an Export- Related Account Receivable arising from the sale of Items to foreign contractors or subcontractors providing services to a United States Embassy or the United States Military located overseas from being deemed an Eligible Export Related Account Receivable;

(y)            such Receivable arises from the sale of Items that do not meet the U.S. Content requirements in accordance with Section 1.6(b)(2) of the Agreement;

(z)            such Receivable does not otherwise meet the eligibility criteria set forth in the definition of Eligible Export Related Accounts Receivable as set forth in Borrower Agreement; or

(aa)          such Receivable is not otherwise satisfactory to Bank or Ex-Im Bank as determined by Bank or Ex-Im Bank in their discretion exercised in a reasonable manner.

"Eligible Export Related Inventory" shall mean and include Export Related Inventory, with respect to Borrower, valued at the lower of cost or market value, determined on a first-in-first- out basis, which is not, in Bank's opinion, obsolete, slow moving or unmerchantable and which Bank, as determined in good faith in the exercise of its discretion exercised in a reasonable manner, shall not deem ineligible Export Related Inventory, based on such considerations as Bank may from time to time reasonably deem appropriate. In addition, Eligible Export Related Inventory shall not include any inventory: (i) if it is not subject to a perfected, first priority security interest in favor of Bank and no other lien (other than a Permitted Lien), (ii) that is located at an address that has not been disclosed to Bank in writing, (iii) that is placed by Borrower on a consignment or held by Borrower on consignment from another Person; (iv) that is in the possession of a processor or bailee, or located on premises leased or subleased to Borrower, or on premises subject to a mortgage in favor of a Person other than Bank, unless such processor or bailee or mortgagee or the lessor or sublessor of such premises, as the case may be, has executed and delivered all documentation which Bank shall require to evidence the subordination or other limitation or extinguishment of such Person's rights with respect to such inventory and Bank's right to gain access thereto, (v) that is produced in violation of the Fair Labor Standards Act or subject to the "hot goods" provisions contained in 29 U.S.C. § 215 or any successor statute or section; (vi) as to which any covenant, representation or warranty with respect to such inventory contained in this Agreement or any of the other Loan Documents has been breached; (vii) that is not located in the United States unless expressly permitted by Bank, on terms acceptable to Bank; (viii) that is an Item or is to be incorporated into Items that do not meet U.S. Content requirements in accordance with Section 1.6(b)(2) of the Agreement; (ix) that is demonstration inventory; (x) that consists of proprietary software (i.e. software designed solely for Borrower's internal use and not intended for resale); (xi) that is damaged, obsolete, returned, defective, recalled or unfit for further processing; (xii) that has been previously exported from the United States; (xiii) that constitutes, or will be incorporated into Items that constitute, defense articles or defense services; (xiv) that is an Item or will be incorporated into Items that will be used in the construction, alteration, operation or maintenance of nuclear power, enrichment, reprocessing, research or heavy water production facilities, unless with Ex-Im Bank's prior written consent; (xv) that is an Item or is to be incorporated into Items destined for shipment to a country as to which Ex-Im Bank is prohibited from doing business as designated in the Country Limitation Schedule; (xvi) that is an Item or is to be incorporated into Items destined for shipment to a Buyer located in a country in which Ex-Im Bank coverage is not available for commercial reasons as designated in the Country Limitation Schedule, unless and only to the extent that such Items are to be sold to such country on terms of a letter of credit confirmed by a bank acceptable to Bank and Ex-Im Bank; (xvii) that constitutes, or is to be incorporated into Items whose sale would result in a Receivable which would not be an Eligible Export Related Account Receivable; (xviii) that is, or is to be incorporated into, an Item that is a Capital Good, unless such transaction is in accordance with Section 1.6(b)(2) of the Agreement; (xix) that does not conform to all standards imposed by any governmental body which has regulatory authority over such goods or the use or sale thereof; (xx) that is the subject of a the assertion by any Person of a claim (whether asserted in writing, or by action, suit or proceeding) that Borrower's ownership, use, marketing, sale or distribution of any inventory, equipment, intellectual property or other property or asset violates any ownership of or right to use any intellectual property of such Person; (xxi) that is subject to a license agreement or other agreement that limits, conditions or restricts Borrower's or Bank's right to sell or otherwise dispose of such inventory, unless Bank is a party to a Licensor Agreement with the licensor under such license Agreement; or (xxiii) is in transit (except between locations located in the United States that are owned or leased by Borrower).

"Eligible Person" shall mean a sole proprietorship, partnership, limited liability partnership, corporation or limited liability company which (a) is domiciled, organized or formed, as the case may be, in the United States, whether or not such entity is owned by a foreign national or foreign entity; (b) is in good standing in the state of its formation or otherwise authorized to conduct business in the United States; (c) is not currently suspended or debarred from doing business with the United States government or any instrumentality, division, agency or department thereof; (d) exports or plans to export Items; and (e) has a positive tangible net worth determined in accordance with GAAP. An Affiliated Foreign Person that meets all of the requirements of the foregoing definition of Eligible Person other than subclause (a) thereof shall be deemed to be an Eligible Person.

"Expiration Date" means October 31, 2015, or such later date as may be designated by Bank by written notice to Borrower.

"Export Import Bank" or "Ex-Im Bank" shall mean the Export Import Bank of the United States, a United States governmental entity, and its successors and assigns.

"Export Order" shall mean a documented purchase order or contract evidencing a Buyer's agreement to purchase Items from Borrower for export from the United States, which documentation shall include written information that is necessary to confirm such purchase order or contract, including identification of the Items, the name of the Buyer, the country of destination, contact information for the Buyer and the total amount of the purchase order or contract; in the case of Indirect Exports, such documentation shall further include a copy of the written purchase order or contract from a foreign purchaser or other documentation clearly evidencing a foreign purchaser's agreement to purchase the Items.

"Export Related Accounts Receivable" shall mean those Receivables arising from the sale of Items which are due and payable to Borrower in the United States.

"Export Related Accounts Receivable Value" shall mean, at the date of determination thereof, the aggregate face amount of Eligible Export Related Accounts Receivable less taxes, discounts, credits, allowances and Retainages, except to the extent otherwise permitted by Ex-Im Bank in writing.

"Export Related Accounts Receivable Advance Rate" shall have the meaning ascribed to such term in clause (a) of the definition of Formula Amount.

"Export Related Borrowing Base Certificate" shall mean a certificate duly executed by an officer of Borrower appropriately completed and in substantially the form of Exhibit B attached hereto and delivered to Bank pursuant to this Agreement detailing the Formula Amount supporting the Advances which reflects, to the extent included in the Formula Amount, Export Related Accounts Receivable, Eligible Export Related Accounts Receivable, Export Related Inventory and Eligible Export Related Inventory balances that have been reconciled with Borrower's general ledger, accounts receivables aging report and inventory schedule.

"Export Related Collateral" shall mean the Collateral specified as Primary Collateral in the Loan Authorization Agreement.

"Export Related Historical Inventory Value" shall mean with respect to Borrower, the relevant Export-Related Sales Ratio (as defined in Borrower Agreement) multiplied by the lowest of (i) the cost of Borrower's inventory as determined in accordance with GAAP, (ii) the market value of Borrower's inventory as determined in accordance with GAAP or (iii) the appraised or orderly liquidation value of Borrower's inventory, if Bank has loans and financial accommodations to Borrower for which it conducts (or contracts for the performance of) such an appraised or orderly liquidation value.

"Export Related Inventory" shall mean the inventory of Borrower located in the United States that has been purchased, manufactured or otherwise acquired by Borrower for sale or resale as Items, or to be incorporated into Items to be sold or resold pursuant to Export Orders.

"Export Related Inventory Advance Rate" shall have the meaning ascribed to such term in clause (b) of the definition of Formula Amount.

"Extension" shall mean an amendment to the Loan Authorization Agreement extending the Final Disbursement Date on the same terms and conditions for an aggregate period not to exceed one hundred twenty (120) days beyond the original Final Disbursement Date, as agreed to in writing by Ex-Im Bank.

"Fast Track Economic Impact Certification" shall have the meaning set forth in Section 1.4 of the Agreement.

"Financial Statements" means Borrower's consolidated balance sheets, income statements and statements of cash flows for the year or quarter together with year-to-date figures and comparative figures for the corresponding periods of the prior year.

"Final Disbursement Date" shall mean the last date on which Bank may make an Advance as set forth in Section 10 of the Loan Authorization Agreement (including as amended by an Extension) or, if such date is not a Business Day, the next succeeding Business Day.

"Foreign Subsidiary": any Subsidiary not organized under the laws of the United States, any State thereof or the District of Columbia.

"Formula Amount" shall mean an amount equal to the sum of:

(a)       up to 90%, subject to the provisions of Sections 1.2, 1.4 and 1.5 of the Agreement (the "Export Related Accounts Receivable Advance Rate") of Export Related Accounts Receivable Value, plus

(b)       up to 75%, subject to the provisions of Sections 1.2, 1.3, 1.4 and 1.5 of the Agreement, of the Export Related Historical Inventory Value (the "Export Related Inventory Advance Rate", and together with the Export Related Accounts Receivable Advance Rate, the "Advance Rates"), minus

(c)       such reserves as Bank may impose.

"Guaranty Agreement": a Guaranty and Suretyship Agreement in a form acceptable to Bank, as amended, supplemented or otherwise modified from time to time.

"Indirect Exports" shall mean finished goods or services that are sold by Borrower to a Buyer located in the United States, are intended for export from the United States, and are identified in Section 4.A.(2.) of the Loan Authorization Agreement.

"Items" shall mean the finished goods or services which are intended for export from the United States, either directly or as an Indirect Export, meet the U.S. Content requirements in accordance with Section 2.12(b)(ii) and are specified in Section 4(A) of the Loan Authorization Agreement.

"Licensor Agreement" shall mean an agreement between Bank and a licensor, in form and content satisfactory to Bank, by which Bank is given the unqualified right, vis-a-vis such licensor, to enforce Bank's liens with respect to and to dispose of Borrower's inventory with the benefit of any intellectual property applicable thereto, irrespective of such Borrower's default under any license agreement with such licensor.

"Loan Authorization Agreement" shall mean the duly executed Loan Authorization Agreement, setting forth certain terms and conditions, a copy of which is attached hereto as Exhibit C.

"Maximum Line of Credit Amount" shall mean Two Million Dollars ($2,000,000).

"Original Owner" shall mean H.F. (Gerry) Lenfest.

"Person" shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or governmental body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

"Receivables" shall mean and include, as to Borrower, all of Borrower's accounts, contract rights, instruments (including those evidencing indebtedness owed to Borrower by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, drafts and acceptances, credit card receivables and all other forms of obligations owing to Borrower arising out of or in connection with the sale or lease of inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Bank hereunder.

"Retainage" shall mean that portion of the purchase price of an Export Order that a Buyer is not obligated to pay until the end of a specified period of time following the satisfactory performance under such Export Orders.

"Subsidiary Security Agreement": a Security Agreement in substantially the same form as the Security Agreement executed on the date hereof, as amended, supplemented or otherwise modified from time to time.

"Unused Line of Credit" shall mean, at any time, an amount equal to (a) the Maximum Line of Credit Amount at such time less (b) the unpaid principal amount of the Advances outstanding at such time under the Line of Credit.

"U.S. or United States" shall mean the United States of America including any division or agency thereof (including United States embassies or United States military based located overseas), and any United States Territory (including without limitation, Puerto Rico, Guam or the United States Virgin Islands).

"U.S. Content" shall mean, with respect to any Item, all the costs, including labor, materials, services and overhead, but not markup or profit margin, which are of U.S. origin or manufacture, and which are incorporated into an Item in the United States.

"Warranty" shall mean Borrower's guarantee to any Buyer that the Items will function as intended during the warranty period set forth in the applicable Export Order.

ADDENDUM

1.1     Existing Letters of Credit.

L/C Number	Customer	Description	Amount	Open Date	Exp. Date

18117729-00- 00	Rosenbauer	ADMS	$72,320.00	07/10/12	12/31/12
S262405PHL	UAE	Maintenance	47,560.00	11/25/03	11/09/12
S259738PHL	Egypt C-130	C-130 Repairs	43,190.00	08/08/03	6/13/13
18104493-00- 00	ACE/ Nobleville	Sterilizer	249,600.00	04/12/07	02/28/13
18109685-00- 00	RMAF	Maintenance	38,016.91	06/04/08	08/12/13
18110104-00- 00	Saudi	ADMS	286,250.00	07/22/08	08/30/13
18113665-00- 00	RMAF	Maintenance	40,670.89	08/23/10	05/12/14
Total			$778,607.80

3.6      Title to Assets. Describe additional liens and encumbrances below:

Liens in favor of Canon Financial Services, Inc. with respect to the equipment and related assets referred to in UCC Financing Statement File no. 2008073104930 filed with the Secretary of the Commonwealth of Pennsylvania on July 31, 2008.

3.7      Litigation. Describe pending and threatened litigation, investigations, proceedings, etc. below:

On August 8, 2012, ETC filed a claim against the US Government Force before the Armed Services Board of Contract Appeals (ASBCA Docket No 58278). This claim seeks compensation for work which ETC believes is outside the scope of a contract between ETC and the Government.

3.8      Tax Returns.

None.

3.15    Subsidiaries.

Part A: Subsidiaries Owned by the Borrower:

Name	Jurisdiction	Ownership
ETC-PZL Aerospace Industries	Poland	95%
Environmental Tectonics Corporation (Europe) Limited	Great Britain	99%
Entertainment Technology Corporation	Delaware	100%
ETC Delaware, Inc.	Delaware	100%
ETC International Corporation	Barbados	100%
NASTAR Center Holdings Corporation	Delaware	100%
NASTAR Center LLC	Delaware	100%
ETC Environmental Tectonics Corporation Information System Bilgi Islem Teknoloji Anonim Sirketi	Turkey	48%

Part B: Inactive Subsidiaries:

Name	Jurisdiction	Ownership
Entertainment Technology Corporation	Delaware	100%
ETC Delaware, Inc.	Delaware	100%
ETC International Corporation	Barbados	100%
NASTAR Center Holdings Corporation	Delaware	100%
NASTAR Center LLC	Delaware	100%

Note: Borrower has initiated efforts to wind down these inactive subsidiaries.

Part C: Subsidiary Guarantors:

None of the foregoing Subsidiaries is a Subsidiary Guarantor hereunder.

5.3     Guarantees. Describe guarantees of Subsidiary obligations:

   None.

7.1     Contingent Obligations.

   None.

CONTINUATION OF ADDENDUM

FINANCIAL COVENANTS

(1)       Borrower will maintain at all times a minimum Consolidated Tangible Net Worth of $15,000,000.

(2)       Borrower will maintain as of the end of each fiscal quarter, an Operating Leverage Ratio not greater than the ratio set forth in the table below opposite the period then ended:

Period Ending	Ratio

Date hereof to February 21, 2013	3.25 to 1.0

February 22, 2013 through February 27, 2014	3.00 to 1.0

February 28, 2014 and thereafter	2.90 to 1.0

(3)      Borrower will maintain as of the end of each fiscal quarter a Fixed Charge Coverage Ratio of at least 1.10 to 1.0.

As used herein:

"Consolidated Tangible Net Worth" means stockholders' equity in Borrower less all items properly classified as intangibles less any Subordinated Debt that is classified as equity and constitutes original issue discount.

"Current Maturities" means the scheduled payments of principal on all indebtedness for borrowed money having an original term of more than one year (including but not limited to amortization of capitalized lease obligations), but excluding advances under the Line of Credit and the $15,000,000 revolving line of credit entered into by Borrower on September 28, 2012, with PNC Bank, National Association, as lender.

"EBITDA" means net income plus interest expense plus income tax expense plus depreciation plus amortization.

"Fixed Charge Coverage Ratio" means (i) EBITDA, divided by (ii) the sum of Current Maturities plus cash interest expense plus cash taxes paid plus cash dividends plus stock repurchases and redemptions (excluding the redemption of $10,000,000 of Borrower's preferred stock from H.F. Lenfest in September 2012) less stock issued or sold (provided that the value of stock issued or sold subtracted for purposes of this definition shall not exceed the value of stock repurchases and redemptions in the applicable period) plus Unfunded Capital Expenditures, in each case, as determined for the four consecutive fiscal quarters ending on such date.

"Operating Leverage Ratio" means as of any date of determination (i) Senior Funded Debt as of such date divided by (ii) EBITDA for the four consecutive fiscal quarters then ended.

"Senior Funded Debt" means all indebtedness for borrowed money, including but not limited to capitalized lease obligations, reimbursement obligations in respect of letters of credit, and guaranties of any such indebtedness, but excluding open account trade debt incurred and paid in the ordinary course of business, Subordinated Debt and any reimbursement obligations regarding stand-alone letters of credit issued by Bank that are fully cash collateralized.

"Subordinated Debt" means indebtedness that has been subordinated to Borrower's indebtedness to Bank pursuant to a subordination agreement in form and content satisfactory to Bank.

"Unfunded Capital Expenditures" means capital expenditures made from Borrower's funds other than funds borrowed as term debt to finance such capital expenditures.

All of the above financial covenants shall be computed and determined in accordance with GAAP applied on a consistent basis (except to the extent of any changes in GAAP, which shall apply in accordance with Section 10.8), subject to normal year-end adjustments.

EXHIBIT A

EXPORT-IMPORT BANK OF THE UNITED STATES
WORKING CAPITAL GUARANTEE PROGRAM

BORROWER AGREEMENT

i

EXPORT-IMPORT BANK OF THE UNITED STATES
WORKING CAPITAL GUARANTEE PROGRAM
BORROWER AGREEMENT

THIS BORROWER AGREEMENT (this "Agreement") is made and entered into by the entity identified as Borrower on the signature page hereof ("Borrower") in favor of the Export- Import Bank of the United States ("Ex-Im Bank") and the institution identified as Lender on the signature page hereof ("Lender").

RECITALS

Borrower has requested that Lender establish a Loan Facility in favor of Borrower for the purposes of providing Borrower with working capital to finance the manufacture, production or purchase and subsequent export sale of items.

Lender and Borrower expect that Ex-Im Bank will provide a guarantee to Lender regarding this Loan Facility subject to the terms and conditions of the Master Guarantee Agreement, a Loan Authorization Agreement, and to the extent applicable, the Delegated Authority Letter Agreement or Fast Track Lender Agreement.

Lender and Ex-Im Bank have requested that Borrower execute this Agreement as a condition precedent to Lender establishing the Loan Facility and Ex-Im Bank providing the guarantee.

NOW, THEREFORE, Borrower hereby agrees as follows:

ARTICLE I
DEFINITIONS

1.1 Definition of Terms. As used in this Agreement, including the Recitals to this Agreement and the Loan Authorization Agreement, the following terms shall have the following meanings:

"Accounts Receivable" shall mean all of Borrower's now owned or hereafter acquired (a) "accounts" (as such term is defined in the UCC), other receivables, book debts and other forms of obligations, whether arising out of goods sold or services rendered or from any other transaction; (b) rights in, to and under all purchase orders or receipts for goods or services; (c) rights to any goods represented or purported to be represented by any of the foregoing (including unpaid sellers' rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods); (d) moneys due or to become due to such Borrower under all purchase orders and contracts (which includes Export Orders) for the sale of goods or the performance of services or both by Borrower (whether or not yet earned by performance on the part of Borrower), including the proceeds of the foregoing; (e) any notes, drafts, letters of credit, insurance proceeds or other instruments, documents and writings evidencing or supporting the foregoing; and (f) all collateral security and guarantees of any kind given by any other Person with respect to any of the foregoing.

"Accounts Receivable Aging Report" shall mean a report detailing the Export-Related Accounts Receivable and Export-Related Overseas Accounts Receivable for a Loan Facility, and the applicable terms for the relevant time period; in the case of Indirect Exports, such report shall indicate the portion of such Accounts Receivables corresponding to Indirect Exports.

"Advance Rate" shall mean, with respect to a Loan Facility, the rate specified in Section 5.C. of the Loan Authorization Agreement for each category of Primary Collateral except for Export-Related General Intangibles and Other Collateral. Unless otherwise set forth in writing by Ex-Im Bank, in no event shall the Advance Rate exceed (i) ninety percent (90%) for Eligible Export-Related Accounts Receivable, (ii) seventy five percent (75%) for Eligible Export-Related Inventory, (iii) seventy percent (70%) for Eligible Export-Related Overseas Accounts Receivable or (iv) sixty percent (60%) for Eligible Export-Related Overseas Inventory and (v) twenty five percent (25%) for Retainage Accounts Receivable.

"Affiliated Foreign Person" shall have the meaning set forth in Section 2.15.

"Business Day" shall mean any day on which the Federal Reserve Bank of New York is open for business.

"Buyer" shall mean a Person that has entered into one or more Export Orders with Borrower or who is an obligor on Export-Related Accounts Receivable or Export-Related Overseas Accounts Receivable.

"Capital Good" shall mean a capital good (e.g., manufacturing equipment, licensing agreements) that will establish or expand foreign production capacity of an exportable good.

"Collateral" shall mean all real and personal property and interest in real and personal property in or upon which Lender has been, or shall be, granted a Lien as security for the payment of all the Loan Facility Obligations and all products and proceeds (cash and non-cash) thereof.

"Commercial Letters of Credit" shall mean those letters of credit subject to the UCP payable in Dollars and issued or caused to be issued by Lender on behalf of Borrower under a Loan Facility for the benefit of a supplier(s) of Borrower in connection with Borrower's purchase of goods or services from the supplier in support of the export of the Items.

"Country Limitation Schedule" shall mean the schedule published from time to time by Ex-Im Bank setting forth on a country by country basis whether and under what conditions Ex- Im Bank will provide coverage for the financing of export transactions to countries listed therein.

"Credit Accommodation Amount" shall mean, the sum of (a) the aggregate outstanding amount of Disbursements and (b) the aggregate outstanding Letter of Credit Obligations, which sum may not exceed the Maximum Amount.

"Credit Accommodations" shall mean, collectively, Disbursements and Letter of Credit Obligations.

"Debarment Regulations" shall mean, collectively, (a) the Government wide Debarment and Suspension (Nonprocurement) regulations (Common Rule), 53 Fed. Reg. 19204 (May 26, 1988), (b) Subpart 9.4 (Debarment, Suspension, and Ineligibility) of the Federal Acquisition Regulations, 48 C.F.R. 9.400-9.409 and (c) the revised Governmentwide Debarment and Suspension (Nonprocurement) regulations (Common Rule), 60 Fed. Reg. 33037 (June 26, 1995).

"Delegated Authority Letter Agreement" shall mean the Delegated Authority Letter Agreement, if any, between Ex-Im Bank and Lender.

"Disbursement" shall mean, collectively, (a) an advance of a working capital loan from Lender to Borrower under the Loan Facility, and (b) an advance to fund a drawing under a Letter of Credit issued or caused to be issued by Lender for the account of Borrower under the Loan Facility.

"Dollars" or "$" shall mean the lawful currency of the United States.

"Economic Impact Approval" shall mean a written approval issued by Ex-Im Bank stating the conditions under which a Capital Good may be included as an Item in a Loan Facility consistent with Ex-Im Bank's economic impact procedures (or other mechanism for making this determination that Ex-Im Bank notifies Lender of in writing).

"Economic Impact Certification" shall have the meaning set forth in Section 2.14(b).

"Effective Date" shall mean the date on which (a) all of the Loan Documents have been executed by Lender, Borrower and, if applicable, Ex-Im Bank and (b) all of the conditions to the making of the initial Credit Accommodations under the Loan Documents or any amendments thereto have been satisfied.

"Eligible Export-Related Accounts Receivable" shall mean Export-Related Accounts Receivable which are acceptable to Lender and which are deemed to be eligible pursuant to the Loan Documents, but in no event shall Eligible Export-Related Accounts Receivable include any Account Receivable:

(a)        that does not arise from the sale of Items in the ordinary course of Borrower's business;

(b)        that is not subject to a valid, perfected first priority Lien in favor of Lender;

(c)        as to which any covenant, representation or warranty contained in the Loan Documents with respect to such Account Receivable has been breached;

(d)        that is not owned by Borrower or is subject to any right, claim or interest of another Person other than the Lien in favor of Lender;

(e)        with respect to which an invoice has not been sent;

(f)         that arises from the sale of defense articles or defense services;

(g)        that arises from the sale of Items to be used in the construction, alteration, operation or maintenance of nuclear power, enrichment, reprocessing, research or heavy water production facilities unless with Ex-Im Bank's prior written consent;

(h)        that is due and payable from a Buyer located in a country with which Ex-Im Bank is prohibited from doing business as designated in the Country Limitation Schedule;

(i)         that does not comply with the requirements of the Country Limitation Schedule;

(j)         that is due and payable more than one hundred eighty (180) days from the date of the invoice;

(k)        that is not paid within sixty (60) calendar days from its original due date, unless it is insured through Ex-Im Bank export credit insurance for comprehensive commercial and political risk, or through Ex-Im Bank approved private insurers for comparable coverage, in which case it is not paid within ninety (90) calendar days from its due date;

(1)        of a Buyer for whom fifty percent (50%) or more of the Accounts Receivable of such Buyer do not satisfy the requirements of subclauses G) and (k) above;

(m)      that arises from a sale of goods to or performance of services for an employee of Borrower, a stockholder of Borrower, a subsidiary of Borrower, a Person with a controlling interest in Borrower or a Person which shares common controlling ownership with Borrower;

(n)       that is backed by a letter of credit unless the Items covered by the subject letter of credit have been shipped;

(o)       that Lender or Ex-Im Bank, in its reasonable judgment, deems uncollectible for any reason;

(p)       that is due and payable in a currency other than Dollars, except as may be approved in writing by Ex-Im Bank;

(q)       that is due and payable from a military Buyer, except as may be approved in writing by Ex-Im Bank;

(r)        that does not comply with the terms of sale set forth in Section 7 of the Loan Authorization Agreement;

(s)       that is due and payable from a Buyer who (i) applies for, suffers, or consents to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or calls a meeting of its creditors, (ii) admits in writing its inability, or is generally unable, to pay its debts as they become due or ceases operations of its present business, (iii) makes a general assignment for the benefit of creditors, (iv) commences a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) is adjudicated as bankrupt or insolvent, (vi) files a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesces to, or fails to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (viii) takes any action for the purpose of effecting any of the foregoing;

(t)        that arises from a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

(u)        for which the Items giving rise to such Accounts Receivable have not been shipped to the Buyer or when the Items are services, such services have not been performed or when the Export Order specifies a timing for invoicing the Items other than shipment or performance and the Items have not been invoiced in accordance with such terms of the Export Order, or the Accounts Receivable otherwise do not represent a final sale;

(v)       that is subject to any offset, deduction, defense, dispute, or counterclaim or the Buyer is also a creditor or supplier of Borrower or the Account Receivable is contingent in any respect or for any reason;

(w)      for which Borrower has made any agreement with the Buyer for any deduction therefrom, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(x)        for which any of the Items giving rise to such Account Receivable have been returned, rejected or repossessed;

(y)       that is included as an eligible receivable under any other credit facility to which Borrower is a party;

(z)        any of the Items giving rise to such Accounts Receivable are Capital Goods, unless the transaction is in accordance with Section 2.14;

(aa)     that is due and payable from a Buyer that is, or is located in, the United States; provided however, that this subsection (aa) shall not preclude an Export-Related Accounts Receivable arising from the sale of Items to foreign contractors or subcontractors providing services to a United States Embassy or the United States Military located overseas from being deemed an Eligible Export-Related Accounts Receivable; or

(bb)     that arises from the sale of Items that do not meet the U.S. Content requirements in accordance with Section 2.01(b)(ii).

"Eligible Export-Related Inventory" shall mean Export-Related Inventory which is acceptable to Lender and which is deemed to be eligible pursuant to the Loan Documents, but in no event shall Eligible Export-Related Inventory include any Inventory:

(a)        that is not subject to a valid, perfected first priority Lien in favor of Lender;

(b)        that is located at an address that has not been disclosed to Lender in writing;

(c)        that is placed by Borrower on consignment or held by Borrower on consignment from another Person;

(d)        that is in the possession of a processor or bailee, or located on premises leased or subleased to Borrower, or on premises subject to a mortgage in favor of a Person other than Lender, unless such processor or bailee or mortgagee or the lessor or sublessor of such premises, as the case may be, has executed and delivered all documentation which Lender shall require to evidence the subordination or other limitation or extinguishment of such Person's rights with respect to such Inventory and Lender's right to gain access thereto;

(e)        that is produced in violation of the Fair Labor Standards Act or subject to the "hot goods" provisions contained in 29 U.S.C.§215 or any successor statute or section;

(f)         as to which any covenant, representation or warranty with respect to such Inventory contained in the Loan Documents has been breached;

(g)        that is not located in the United States unless expressly permitted by Lender, on terms acceptable to Lender;

(h)        that is an Item or is to be incorporated into Items that do not meet U.S. Content requirements in accordance with Section 2.01 (b )(ii);

(i)         that is demonstration Inventory;

(j)         that consists of proprietary software (i.e. software designed solely for Borrower's internal use and not intended for resale);

(k)        that is damaged, obsolete, returned, defective, recalled or unfit for further processing;

(1)        that has been previously exported from the United States;

(m)       that constitutes, or will be incorporated into Items that constitute, defense articles or defense services;

(n)       that is an Item or will be incorporated into Items that will be used in the construction, alteration, operation or maintenance of nuclear power, enrichment, reprocessing, research or heavy water production facilities unless with Ex-Im Bank's prior written consent;

(o)       that is an Item or is to be incorporated into Items destined for shipment to a country as to which Ex-Im Bank is prohibited from doing business as designated in the Country Limitation Schedule;

(p)       that is an Item or is to be incorporated into Items destined for shipment to a Buyer located in a country in which Ex-Im Bank coverage is not available for commercial reasons as designated in the Country Limitation Schedule, unless and only to the extent that such Items are to be sold to such country on terms of a letter of credit confirmed by a bank acceptable to Ex-Im Bank;

(q)       that constitutes, or is to be incorporated into, Items whose sale would result in an Accounts Receivable which would not be an Eligible Export-Related Accounts Receivable;

(r)        that is included as eligible inventory under any other credit facility to which Borrower is a party; or

(s)        that is, or is to be incorporated into, an Item that is a Capital Good, unless the transaction is in accordance with Section 2.14.

"Eligible Export-Related Overseas Accounts Receivable" shall mean Export-Related Overseas Accounts Receivable which are acceptable to Lender and which are deemed to be eligible pursuant to the Loan Documents but in no event shall include the Accounts Receivable (a) through (bb) excluded from the definition of Eligible Export-Related Accounts Receivable.

"Eligible Export-Related Overseas Inventory" shall mean Export-Related Overseas Inventory which is acceptable to Lender and which is deemed to be eligible pursuant to the Loan Documents, but in no event shall include the Inventory (a) through (r) excluded from the definition of Eligible Export-Related Inventory.

"Eligible Person" shall mean a sole proprietorship, partnership, limited liability partnership, corporation or limited liability company which (a) is domiciled, organized or formed, as the case may be, in the United States, whether or not such entity is owned by a foreign national or foreign entity; (b) is in good standing in the state of its formation or otherwise authorized to conduct business in the United States; (c) is not currently suspended or debarred from doing business with the United States government or any instrumentality, division, agency or department thereof; (d) exports or plans to export Items; (e) operates and has operated as a going concern for at least one (1) year; (f) has a positive tangible net worth determined in accordance with GAAP; and (g) has revenue generating operations relating to its core business activities for at least one year. An Affiliated Foreign Person that meets all of the requirements of the foregoing definition of Eligible Person other than subclause (a) thereof shall be deemed to be an Eligible Person

"ERISA" shall mean the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder

"Export Order" shall mean a documented purchase order or contract evidencing a Buyer's agreement to purchase the Items from Borrower for export from the United States, which documentation shall include written information that is necessary to confirm such purchase order or contract, including identification of the Items, the name of the Buyer, the country of destination, contact information for the Buyer and the total amount of the purchase order or contract; in the case of Indirect Exports, such documentation shall further include a copy of the written purchase order or contract from a foreign purchaser or other documentation clearly evidencing a foreign purchaser's agreement to purchase the Items.

"Export-Related Accounts Receivable" shall mean those Accounts Receivable arising from the sale of Items which are due and payable to Borrower in the United States.

"Export-Related Accounts Receivable Value" shall mean, at the date of determination thereof, the aggregate face amount of Eligible Export-Related Accounts Receivable less taxes, discounts, credits, allowances and Retainages, except to the extent otherwise permitted by Ex-Im Bank in writing.

"Export-Related Borrowing Base" shall mean, at the date of determination thereof, the sum of (a) (if Lender elects to include) the Export-Related Inventory Value or Export-Related Historical Inventory Value multiplied by the Advance Rate applicable to Eligible Export-Related Inventory set forth in Section 5.B.(1.) of the Loan Authorization Agreement, plus (b) the Export- Related Accounts Receivable Value multiplied by the Advance Rate applicable to Eligible Export-Related Accounts Receivable set forth in Section 5.B.(2.) of the Loan Authorization Agreement, plus (c) if permitted by Ex-Im Bank in writing, the Retainage Value multiplied by the Advance Rate applicable to Retainages set forth in Section 5.B.(3.) of the Loan Authorization Agreement, plus (d) the Other Assets set forth in Section 5.B.(4.) of the Loan Authorization Agreement multiplied by the Advance Rate agreed to in writing by Ex-Im Bank, plus (e) if permitted by Ex-Im Bank in writing, the Export-Related Overseas Accounts Receivable Value multiplied by the Advance Rate applicable to Eligible Export-Related Overseas Accounts Receivable set forth in Section 5.B.(5.) of the Loan Authorization Agreement, plus (f) if permitted by Ex-Im Bank in writing, the Export-Related Overseas Inventory Value multiplied by the Advance Rate applicable to Eligible Export-Related Overseas Inventory set forth in Section 5.B.(6.) of the Loan Authorization Agreement, less (g) the amounts required to be reserved pursuant to Sections 4.12 and 4.13 of this Agreement for each outstanding Letter of Credit, less (h) such reserves and in such amounts deemed necessary and proper by Lender from time to time.

"Export-Related Borrowing Base Certificate" shall mean a certificate in the form provided or approved by Lender, executed by Borrower and delivered to Lender pursuant to the Loan Documents detailing the Export-Related Borrowing Base supporting the Credit Accommodations which reflects, to the extent included in the Export-Related Borrowing Base, Export-Related Accounts Receivable, Eligible Export-Related Accounts Receivable, Export- Related Inventory, Eligible Export-Related Inventory, Export-Related Overseas Accounts Receivable, Eligible Export-Related Accounts Receivable, Export-Related Overseas Inventory and Eligible Export-Related Overseas Inventory balances that have been reconciled with Borrower's general ledger, Accounts Receivable Aging Report and Inventory schedule.

"Export-Related General Intangibles" shall mean the Pro Rata Percentage of General Intangibles determined as of the earlier of: (i) the date such General Intangibles are liquidated and (ii) the date Borrower fails to pay when due any outstanding amount of principal or accrued interest payable under the Loan Documents that becomes the basis for a Payment Default on which a Claim is filed.

"Export-Related Historical Inventory Value" shall mean with respect to a Borrower, the relevant Export-Related Sales Ratio multiplied by the lowest of (i) the cost of such Borrower's Inventory as determined in accordance with GAAP, or (ii) the market value of such Borrower's Inventory as determined in accordance with GAAP or (iii) the appraised or orderly liquidation value of such Borrower's Inventory, if Lender has loans and financial accommodations to such Borrower for which it conducts (or contracts for the performance of) such an appraised or orderly liquidation value.

"Export-Related Inventory" shall mean the Inventory of Borrower located in the United States that has been purchased, manufactured or otherwise acquired by Borrower for sale or resale as Items, or to be incorporated into Items to be sold or resold pursuant to Export Orders.

"Export-Related Inventory Value" shall mean, at the date of determination thereof, the lowest of (i) the cost of Eligible Exported-Related Inventory as determined in accordance with GAAP, or (ii) the market value of Eligible Export-Related Inventory as determined in accordance with GAAP or (iii) the lower of the appraised market value or orderly liquidation value of the Eligible Export-Related Inventory, if Lender has other loans and financial accommodations to a Borrower for which it conducts (or contracts for the performance of) such an appraised or orderly liquidation value.

"Export-Related Overseas Accounts Receivable" shall mean those Accounts Receivable arising from the sale of items which are due and payable outside of the United States either to a Borrower or an Affiliated Foreign Person.

"Export-Related Overseas Accounts Receivable Value" shall mean, with respect to a Loan Facility, at the date of determination thereof, the aggregate face amount of Eligible Export- Related Overseas Accounts Receivable less taxes, discounts, credits, allowances and Retainages, except to the extent otherwise permitted by Ex-Im Bank in writing.

"Export-Related Overseas Inventory" shall mean the Inventory of Borrower located outside of the United States that has been purchased, manufactured or otherwise acquired by such Borrower for sale or resale as Items, or to be incorporated into Items to be sold or resold pursuant to Export Orders.

"Export-Related Overseas Inventory Value" shall mean, at the date of determination thereof, the lowest of (i) the cost of Eligible Export-Related Overseas Inventory as determined in accordance with GAAP, (ii) the market value of Eligible Export-Related Overseas Inventory as determined in accordance with GAAP or (iii) the appraised or orderly liquidation value of the Eligible Export-Related Overseas Inventory, if Lender has other loans and financial accommodations to Borrower or an Affiliated Foreign Person for which it conducts (or contracts for the performance of) such a appraised or orderly liquidation.

"Export-Related Sales Ratio" shall mean with respect to a Borrower, the percentage of such Borrower's total sales revenue derived from the sale of Eligible Export-Related Inventory over a rolling twelve-month period ending no more than ninety (90) days prior to the date of the relevant Export-Related Borrowing Base Certificate

"Extension" shall mean, with respect to a Loan Facility, an amendment to the Loan Authorization Agreement extending the Final Disbursement Date on the same terms and conditions as the Loan Facility for an aggregate period not to exceed one hundred and twenty (120) days beyond the original Final Disbursement Date, either as agreed to in writing by Ex-Im Bank or, in the case of Delegated Authority, as notified by Lender to Ex-Im Bank pursuant to its authority under the Delegated Authority Letter Agreement.

"Fast Track Lender Agreement" shall mean the Fast Track Lender Agreement, if any, between Ex-Im Bank and Lender.

"Final Disbursement Date" shall mean the last date on which Lender may make a Disbursement set forth in Section 10 of the Loan Authorization Agreement (including as amended by an Extension) or, if such date is not a Business Day, the next succeeding Business Day; provided, however, to the extent that Lender has not received cash collateral in the amount of the Letter of Credit Obligations or an equivalent full indemnity from Borrower or Guarantor, as applicable, with respect to Letter of Credit Obligations outstanding on the Final Disbursement Date, the Final Disbursement Date with respect to an advance to fund a drawing under such Letter of Credit shall be no later than thirty (30) days after any such drawing which may be no later than the expiry date of the Letter of Credit related thereto.

"GAAP" shall mean the generally accepted accounting principles issued in the United States.

"General Intangibles" shall mean all intellectual property and other "general intangibles" (as such term is defined in the UCC).

"Guarantor" shall mean any Person which is identified in Section 3 of the Loan Authorization Agreement who shall guarantee jointly and severally if more than one) the payment and performance of all or a portion of the Loan Facility Obligations.

"Guarantee Agreement" shall mean a valid and enforceable agreement of guarantee executed by each Guarantor in favor of Lender.

"Indirect Exports" shall mean finished goods or services that are sold by a Borrower to a Buyer located in the United States, are intended for export from the United States, and are identified in Section 4.A.(2.) of the Loan Authorization Agreement.

"Inventory" shall mean all "inventory" (as such term is defined in the UCC), now or hereafter owned or acquired by Borrower, wherever located, including all inventory, merchandise, goods and other personal property which are held by or on behalf of Borrower for sale or lease or are furnished or are to be furnished under a contract of service or which constitute raw materials, work in process or materials used or consumed or to be used or consumed in Borrower's business or in the processing, production, packaging, promotion, delivery or shipping of the same, including other supplies.

"ISP" shall mean the International Standby Practices-ISP98, International Chamber of Commerce Publication No. 590 and any amendments and revisions thereof.

"Issuing Bank" shall mean the bank that issues a Letter of Credit, which bank is Lender itself or a bank that Lender has caused to issue a Letter of Credit by way of a guarantee or reimbursement obligation.

"Items" shall mean the finished goods or services which are intended for export from the United States, either directly or as an Indirect Export, meet the U.S. Content requirements in accordance with Section 2.0 1 (b)(ii) of this Agreement and are specified in Section 4. A. of the Loan Authorization Agreement.

"Letter of Credit" shall mean a Commercial Letter of Credit or a Standby Letter of Credit.

"Letter of Credit Obligations" shall mean all undrawn amounts of outstanding obligations incurred by Lender, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance or guarantee by Lender or Issuing Bank of Letters of Credit.

"Lien" shall mean any mortgage, security deed or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, security title, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction) by which property is encumbered or otherwise charged.

"Loan Agreement" shall mean a valid and enforceable agreement between Lender and a Borrower setting forth, with respect to each Loan Facility, the terms and conditions of such Loan Facility.

"Loan Authorization Agreement" shall mean, as applicable, the duly executed Loan Authorization Agreement, Fast Track Loan Authorization Agreement, or the Loan Authorization Notice, setting forth certain terms and conditions of each Loan Facility, a copy of which is attached hereto as Annex A.

"Loan Authorization Notice" shall mean the Loan Authorization Notice executed by Lender and delivered to Ex-Im Bank in accordance with the Delegated Authority Letter Agreement setting forth the terms and conditions of each Loan Facility.

"Loan Documents" shall mean the Loan Authorization Agreement, the Loan Agreement, this Agreement, each promissory note (if applicable), each Guarantee Agreement, and all other instruments, agreements and documents now or hereafter executed by the applicable Borrower, any Guarantor, Lender or Ex-Im Bank evidencing, securing, guaranteeing or otherwise relating to the Loan Facility or any Credit Accommodations made thereunder.

"Loan Facility" shall mean the Revolving Loan Facility, the Transaction Specific Loan Facility or the Transaction Specific Revolving Loan Facility established by Lender in favor of Borrower under the Loan Documents.

"Loan Facility Obligations" shall mean all loans, advances, debts, expenses, fees, liabilities, and obligations, including any accrued interest thereon, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or amounts are liquidated or determinable) owing by Borrower to Lender, of any kind or nature, present or future, arising in connection with the Loan Facility.

"Loan Facility Term" shall mean, with respect to a Loan Facility, the number of months or portion thereof from the Effective Date to the Final Disbursement Date as set forth in the Loan Authorization Agreement as amended.

"Master Guarantee Agreement" shall mean the Master Guarantee Agreement between Ex-Im Bank and Lender, as amended, modified, supplemented and restated from time to time.

"Material Adverse Effect" shall mean a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of Borrower or any Guarantor, (b) any Borrower's ability to payor perform the Loan Facility Obligations in accordance with the terms thereof, (c) the Collateral or Lender's Liens on the Collateral or the priority of such Lien, or (d) Lender's rights and remedies under the Loan Documents.

"Maximum Amount" shall mean the maximum Credit Accommodation Amount that may be outstanding at any time under each Loan Facility, as specified in Section 5.A. of the Loan Authorization Agreement.

"Other Assets" shall mean, with respect to a Loan Facility, such other assets of a Borrower to be included in Primary Collateral, which may include cash and marketable securities, or such other assets as Ex-Im Bank agrees to in writing, and disclosed as Primary Collateral in Section 6.A. of the Loan Authorization Agreement. The applicable Advance Rate (to be multiplied by the Other Asset Value) shall be as agreed to by Ex-Im Bank in writing case by case by case and set forth in Section 5.B.(4) of the Loan Authorization Agreement.

"Other Asset Value" shall mean, with respect to a Loan Facility, at the date of determination thereof, the value of the Other Assets as determined in accordance with GAAP.

"Other Collateral" shall mean any additional collateral that Lender customarily would require as security for loan facilities on its own account and risk where the permitted borrowing level is based principally on a borrowing base derived from a borrower's inventory and accounts receivable, but where such additional collateral does not enter into the borrowing base calculation.

"Permitted Liens" shall mean (a) Liens for taxes, assessments or other governmental charges or levies not delinquent, or, being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by Borrower; provided, that, the Lien shall have no effect on the priority of the Liens in favor of Lender or the value of the assets in which Lender has such a Lien and a stay of enforcement of any such Lien shall be in effect; (b) deposits or pledges securing obligations under worker's compensation, unemployment insurance, social security or public liability laws or similar legislation; (c) deposits or pledges securing bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of Borrower's business; (d) judgment Liens that have been stayed or bonded; (e) mechanics', workers', materialmen's or other like Liens arising in the ordinary course of Borrower's business with respect to obligations which are not due; (f) Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided, that, any such Lien shall not encumber any other property of Borrower; (g) security interests being terminated concurrently with the execution of the Loan Documents; and (h) Liens disclosed in Section 6.D. of the Loan Authorization Agreement, provided that, except as otherwise permitted by Ex-Im Bank in writing, such Liens in Section 6.0. shall be subordinate to the Liens in favor of Lender on Primary Collateral.

"Person" shall mean any individual, sole proprietorship, partnership, limited liability partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, entity or government (whether national, federal, provincial, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof), and shall include such Person's successors and assigns.

"Pro Rata Percentage" shall mean, with respect to a Loan Facility, as of the date of determination thereof, the principal balance of the Credit Accommodations outstanding as a percentage of the combined principal balance of all loans from Lender to such Borrower including the then outstanding principal balance of the Credit Accommodations plus unfunded amounts under outstanding Letters of Credit.

"Principals" shall mean any officer, director, owner, partner, key employee, or other Person with primary management or supervisory responsibilities with respect to Borrower or any other Person (whether or not an employee) who has critical influence on or substantive control over the transactions covered by this Agreement.

"Retainage" shall mean that portion of the purchase price of an Export Order that a Buyer is not obligated to pay until the end of a specified period of time following the satisfactory performance under such Export Order.

"Retainage Accounts Receivable" shall mean those portions of Eligible Export-Related Accounts Receivable or Eligible Export-Related Overseas Accounts Receivable arising out of a Retainage.

"Retainage Value" shall mean, at the date of determination thereof, the aggregate face amount of Retainage Accounts Receivable as permitted by Ex-Im Bank in writing, less taxes, discounts, credits and allowances, except to the extent otherwise permitted by Ex-Im Bank in writing.

"Revolving Loan Facility" shall mean the credit facility or portion thereof established by Lender in favor of Borrower for the purpose of providing working capital in the form of loans and/or Letters of Credit to finance the manufacture, production or purchase and subsequent export sale of Items pursuant to Loan Documents under which Credit Accommodations may be made and repaid on a continuous basis based solely on credit availability on the Export-Related Borrowing Base during the term of such credit facility

"Special Conditions" shall mean those conditions, if any, set forth in Section 13 of the Loan Authorization Agreement.

"Specific Export Orders" shall mean those Export Orders specified in Section 5.0. of the Loan Authorization Agreement as applicable for a Transaction Specific Revolving Loan Facility or a Transaction Specific Loan Facility.

"Standby Letters of Credit" shall mean those letters of credit subject to the ISP or UCP issued or caused to be issued by Lender for Borrower's account that can be drawn upon by a Buyer only if Borrower fails to perform all of its obligations with respect to an Export Order.

"Transaction Specific Loan Facility" shall mean a credit facility or a portion thereof established by Lender in favor of Borrower for the purpose of providing working capital in the form of loans and/or Letters of Credit to finance the manufacture, production or purchase and subsequent export sale of Items pursuant to Loan Documents under which Credit Accommodations are made based solely on credit availability on the Export-Related Borrowing Base relating to Specific Export Orders and once such Credit Accommodations are repaid they may not be reborrowed.

"Transaction Specific Revolving Loan Facility" shall mean a Revolving Credit Facility established to provide financing of Specific Export Orders.

"UCC" shall mean the Uniform Commercial Code, as the same may be in effect from time to time in the relevant United States jurisdiction.

"UCP" shall mean the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 and any amendments and revisions thereof.

"U.S." or "United States" shall mean the United States of America including any division or agency thereof (including United States embassies or United States military bases located overseas), and any United States Territory (including without limitation, Puerto Rico, Guam or the United States Virgin Islands).

"U.S. Content" shall mean, with respect to any Item, all the costs, including labor, materials, services and overhead, but not markup or profit margin, which are of U.S. origin or manufacture, and which are incorporated into an Item in the United States.

"Warranty" shall mean Borrower's guarantee to Buyer that the Items will function as intended during the warranty period set forth in the applicable Export Order.

"Warranty Letter of Credit" shall mean a Standby Letter of Credit which is issued or caused to be issued by Lender to support the obligations of Borrower with respect to a Warranty or a Standby Letter of Credit which by its terms becomes a Warranty Letter of Credit.

1.2        Rules of Construction. For purposes of this Agreement, the following additional rules of construction shall apply, unless specifically indicated to the contrary: (a) wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter; (b) the term "or" is not exclusive; ( c) the term "including" (or any form thereof) shall not be limiting or exclusive; (d) all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations; (e) the words "this Agreement", "herein", "hereof', "hereunder" or other words of similar import refer to this Agreement as a whole including the schedules, exhibits, and annexes hereto as the same may be amended, modified or supplemented; (f) all references in this Agreement to sections, schedules, exhibits, and annexes shall refer to the corresponding sections, schedules, exhibits, and annexes of or to this Agreement; and (g) all references to any instruments or agreements, including references to any of the Loan Documents, the Delegated Authority Letter Agreement, or the Fast Track Lender Agreement shall include any and all modifications, amendments and supplements thereto and any and all extensions or renewals thereof to the extent permitted under this Agreement.

1.3        Incorporation of Recitals. The Recitals to this Agreement are incorporated into and shall constitute a part of this Agreement.

ARTICLE II
OBLIGATIONS OF BORROWER

Until payment in full of all Loan Facility Obligations and termination of the Loan Documents, Borrower agrees as follows:

2.1        Use of Credit Accommodations. (a) Borrower shall use Credit Accommodations only for the purpose of enabling Borrower to finance the cost of manufacturing, producing, purchasing or selling the Items. Borrower may not use any of the Credit Accommodations for the purpose of: (i) servicing or repaying any of Borrower's pre-existing or future indebtedness unrelated to the Loan Facility unless approved by Ex-Im Bank in writing; (ii) acquiring fixed assets or capital assets for use in Borrower's business; (iii) acquiring, equipping or renting commercial space outside of the United States; (iv) paying the salaries of non U.S. citizens or non-U.S. permanent residents who are located in offices outside of the United States; or (v) in connection with a Retainage or Warranty unless approved by Ex-Im Bank in writing.

(b)           In addition, no Credit Accommodation may be used to finance the manufacture, purchase or sale of any of the following:

(i)           Items to be sold to a Buyer located in a country as to which Ex-Im Bank is prohibited from doing business as designated in the Country Limitation Schedule;

(ii)          that part of the cost of the Items which is not U.S. Content unless such part is not greater than fifty percent (50%) of the cost of the Items and is incorporated into the Items in the United States;

(iii)         defense articles or defense services;

(iv)         Capital Goods unless in accordance with Section 2.14 of this Agreement; or

(v)          without Ex-Im Bank's prior written consent, any Items to be used in the construction, alteration, operation or maintenance of nuclear power, enrichment, reprocessing, research or heavy water production facilities.

2.2        Security Interests. Borrower agrees to cooperate with Lender in any steps Lender shall take to file and maintain valid, enforceable and perfected security interests in the Collateral.

2.3        Loan Documents and Loan Authorization Agreement. (a) This Agreement and each of the other Loan Documents applicable to Borrower have been duly executed and delivered on behalf of Borrower, and are and will continue to be legal and valid obligations of Borrower, enforceable against it in accordance with its terms.

(b)        Borrower shall comply with all of the terms and conditions of this Agreement, the Loan Authorization Agreement and each of the other Loan Documents to which it is a party.

(c)        Borrower hereby represents and warrants to Lender that Borrower is an Eligible Person.

2.4        Export-Related Borrowing Base Certificates and Export Orders. (a) In order to receive Credit Accommodations under the Loan Facility, Borrower shall have delivered to Lender an Export-Related Borrowing Base Certificate as frequently as required by Lender but at least within the past month, together with a copy of the Export Order(s) or, for Revolving Loan Facilities, if permitted by Lender, a written summary of the Export Orders (when Eligible Export-Related Inventory and Eligible Overseas Export-Related Inventory are entering the Export-Related Borrowing Base) against which Borrower is requesting Credit Accommodations. In addition, so long as there are any Credit Accommodations outstanding under the Loan Facility, Borrower shall deliver to Lender an Export-Related Borrowing Base Certificate at least once each month. Lender shall determine if daily electronic reporting reconciled monthly may substitute for monthly Export-Related Borrowing Base Certificates. If the Lender requires an Export-Related Borrowing Base Certificate more frequently, Borrower shall deliver such Export- Related Borrowing Base Certificate as required by Lender.

(b)            If Lender permits summaries of Export Orders, Borrower shall also deliver promptly to Lender copies of any Export Orders requested by Lender.

2.5        Schedules, Reports and Other Statements. With the delivery of each Export- Related Borrowing Base Certificate required in Section 2.04 above, Borrower shall submit to Lender in writing (a) an Inventory schedule for the preceding month, as applicable, and (b) an Accounts Receivable Aging Report for the preceding month. Borrower shall also furnish to Lender promptly upon request such information, reports, contracts, invoices and other data concerning the Collateral as Lender may from time to time specify.

2.6        Exclusions from the Export-Related Borrowing Base. In determining the Export- Related Borrowing Base, Borrower shall exclude therefrom Inventory which are not Eligible Export-Related Inventory or Eligible Export-Related Overseas Inventory and Accounts Receivable which are not Eligible Export-Related Accounts Receivable or Eligible Export- Related Overseas Accounts Receivable. Borrower shall promptly, but in any event within five (5) Business Days, notify Lender (a) if any then existing Export-Related Inventory or Export- Related Overseas Inventory no longer constitutes Eligible Export-Related Inventory or Eligible Export-Related Overseas Inventory, as applicable or (b) of any event or circumstance which to Borrower's knowledge would cause Lender to consider any then existing Export-Related Accounts Receivable or Export-Related Overseas Accounts Receivable as no longer constituting an Eligible Export-Related Accounts Receivable or Eligible Export-Related Overseas Accounts Receivable, as applicable.

2.7        Borrowings and Reborrowings. (a) If the Loan Facility is a Revolving Loan Facility or Transaction Specific Revolving Loan Facility, provided that Borrower is not in default under any of the Loan Documents, Borrower may borrow, repay and reborrow amounts under such Loan Facility up to the credit available on the current Export-Related Borrowing Base Certificate subject to the terms of this Agreement and each of the other Loan Documents until the close of business on the Final Disbursement Date.

(b)        If the Loan Facility is a Transaction Specific Loan Facility, provided that Borrower is not in default under any of the Loan Documents, Borrower may borrow (but not reborrow) amounts under the Loan Facility up to the credit available on the current Export- Related Borrowing Base Certificate subject to the terms of this Agreement and each of the other Loan Documents until the close of business on the Final Disbursement Date.

2.8       Repayment Terms. (a) The Borrower on a Revolving Loan Facility shall pay in full the outstanding Loan Facility Obligations no later than the first Business Day after the Final Disbursement Date unless such Loan Facility is renewed or extended by Lender consistent with procedures required by Ex-Im Bank.

(b)        The Borrower on a Transaction Specific Loan Facility and a Transaction Specific Revolving Loan Facility shall, within two (2) Business Days of the receipt thereof, pay to Lender (for application against the outstanding Loan Facility Obligations) all checks, drafts, cash and other remittances it may receive in payment or on account of the Export-Related Accounts Receivable, Export-Related Overseas Accounts Receivable or any other Collateral, in precisely the form received (except for the endorsement of Borrower where necessary). Pending such deposit, Borrower shall hold such amounts in trust for Lender separate and apart and shall not commingle any such items of payment with any of its other funds or property. Unless a Transaction Specific Loan Facility or Transaction Specific Revolving Loan Facility is renewed or extended by Lender consistent with procedures required by Ex-Im Bank, Borrower shall pay in full all outstanding Loan Facility Obligations no later than the first Business Day after the Final Disbursement Date, except for Eligible Export-Related Accounts Receivables and Eligible Export-Related Overseas Accounts Receivable outstanding as of the Final Disbursement Date and due and payable after such date, for which the principal and accrued and unpaid interest thereon shall be due and payable no later than the first Business Day after the date such Accounts Receivable are due and payable.

2.9        Financial Statements. Borrower shall deliver to Lender the financial statements required to be delivered by Borrower in accordance with Section 11 of the Loan Authorization Agreement.

2.10      Additional Security or Payment. (a) Borrower shall at all times ensure that the Export-Related Borrowing Base equals or exceeds the aggregate outstanding amount of Disbursements. If informed by Lender or if Borrower otherwise has actual knowledge that the Export-Related Borrowing Base is at any time less than the aggregate outstanding amount of Disbursements, Borrower shall, within five (5) Business Days, either (i) furnish additional Collateral to Lender, in form and amount satisfactory to Lender and Ex-Im Bank or (ii) pay to Lender an amount equal to the difference between the aggregate outstanding amount of Disbursements and the Export-Related Borrowing Base.

(b)        For purposes of this Agreement, in determining the Export-Related Borrowing Base there shall be deducted from the Export-Related Borrowing Base an amount equal to (i) twenty-five percent (25%) of the undrawn amount of outstanding Commercial Letters of Credit and Standby Letters of Credit and (ii) one hundred percent (100%) of the undrawn amount of outstanding Warranty Letters of Credit less the amount of cash collateral held by Lender to secure Warranty Letters of Credit.

(c)        Unless otherwise approved in writing by Ex-Im Bank, for Revolving Loan Facilities (other than Transaction Specific Revolving Loan Facilities), Borrower shall at all times ensure that the sum of the outstanding amount of Disbursements and the undrawn amount of outstanding Commercial Letters of Credit that is supported by Eligible Export-Related Inventory or Eligible Export-Related Overseas Inventory (discounted by the relevant Advance Rate percentages) in the Export-Related Borrowing Base does not exceed sixty percent (60%) of the sum of the total outstanding amount of Disbursements and the undrawn amount of all outstanding Commercial Letters of Credit. If informed by Lender or if Borrower otherwise has actual knowledge that the sum of the outstanding amount of Disbursements and the undrawn amount of outstanding Commercial Letters of Credit that is supported by such Inventory exceeds sixty percent (60%) of the sum of the total outstanding Disbursements and the undrawn amount of all outstanding Commercial Letters of Credit, Borrower shall, within five (5) Business Days, either (i) furnish additional non-Inventory Collateral to Lender, in form and amount satisfactory to Lender and Ex-Im Bank, or (ii) pay down the applicable portion of the outstanding Disbursements or (iii) reduce the undrawn amount of outstanding Commercial Letters of Credit such that the above described ratio is not exceeded.

(d)       If informed by Lender or if Borrower otherwise has actual knowledge that the conditions of Section 2.16(g) are at any time not being met, Borrower shall, within five (5) Business Days, either (i) furnish additional Collateral to Lender that is not Eligible Export- Related Overseas Accounts Receivable or Eligible Export-Related Overseas Inventory, in form and amount satisfactory to Lender and Ex-Im Bank, or (ii) remove from the Export-Related Borrowing Base the portion of Eligible Export-Related Overseas Accounts Receivable or Eligible Export-Related Overseas Inventory that supports greater than fifty percent (50%) of the Export-Related Borrowing Base.

2.11      Continued Security Interest. Borrower shall not change (a) its name or identity in any manner, (b) the location of its principal place of business or its jurisdiction of organization or formation, ( c) the location of any of the Collateral or (d) the location of any of the books or records related to the Collateral, in each instance without giving thirty (30) days prior written notice thereof to Lender and taking all actions deemed necessary or appropriate by Lender to continuously protect and perfect Lender's Liens upon the Collateral.

2.12      Inspection of Collateral and Facilities. (a) Borrower shall permit the representatives of Lender and Ex-Im Bank to make at any time during normal business hours inspections of the Collateral and of Borrower's facilities, activities, and books and records, and shall cause its officers and employees to give full cooperation and assistance in connection therewith.

(b)          Borrower agrees to facilitate Lender's conduct of field examinations at Borrower's facilities in accordance with the time schedule and content for such examinations that Lender requests. Such field examinations shall address at a minimum: (x) the value of the Collateral against which Credit Accommodations may be provided, (y) the amount, if any, that the aggregate outstanding amount of Disbursements exceeds the Export-Related Borrowing Base and (z) whether such Borrower is in material compliance with the terms of each of the Loan Documents. Such field examinations shall include an inspection and evaluation of the Export- Related Inventory and Export-Related Overseas Inventory, a book audit of Export-Related Accounts Receivable and Export-Related Overseas Accounts Receivable, a review of the Accounts Receivable Aging Reports and a review of Borrower's compliance with any Special Conditions. Lenders who opt to use the Export-Related Historical Inventory Value in the Export- Related Borrowing Base calculation shall reconcile those numbers against the calculation for the relevant time periods using the Export-Related Inventory Value. Whenever Export-Related Accounts Receivable or Export-Related Inventory derived from Indirect Exports are in the Export-Related Borrowing Base, Lender shall verify compliance with Section 2.15 herein, including taking a random sampling of ultimate foreign purchasers.

2.13      General Intangibles. Borrower represents and warrants that it owns, or is licensed to use, all General Intangibles necessary to conduct its business as currently conducted except where the failure of Borrower to own or license such General Intangibles could not reasonably be expected to have a Material Adverse Effect.

2.14      Economic Impact Approval. (a) For Loan Facilities up to and including $10 million, Borrower acknowledges that Capital Goods may not be included as Items, and Export- Related Inventory, Export-Related Overseas Inventory, Export-Related Accounts Receivable and Export-Related Overseas Accounts Receivable in connection with the sale of such Capital Goods may not be included in the Export-Related Borrowing Base, if such Capital Goods would enable a foreign buyer to establish or expand production of a product where, as of the date of the Economic Impact Certification covering such Item: (i) the Buyer is subject to a Final Anti- Dumping (AD) or Countervailing Duty (CVD) order, or a Suspension Agreement arising from a AD or CVD investigation, and such product is substantially the same as the product that is the subject of the AD/CVD order or suspension agreement; or (ii) the Buyer is the subject of a Section 201 injury determination by the International Trade Commission ("ITC") and such product is substantially the same as a product that is the subject of the ITC injury determination. Borrower may consult with Ex-Im Bank regarding the appropriate application of this Section 2.14(a) and may, at its option, request that Ex-Im Bank issue an Economic Impact Approval covering any Items listed in Section 4.A. of the Loan Authorization Agreement. For Loan Facilities over $10 million involving Items that are Capital Goods, Borrower shall obtain from Ex-Im Bank, and abide by, an Economic Impact Approval covering all Items listed in Section 4(A) of the Loan Authorization Agreement.

(b)       Borrower shall provide Lender with a certification in the form of Annex B (an "Economic Impact Certification") covering the Items stated in Section 4(A) of the Loan Authorization Agreement prior to Lender including such Items in the Loan Authorization Agreement. Prior to Lender amending the Loan Authorization Agreement to include additional Items, Borrower shall provide Lender with an additional Economic Impact Certification covering such additional Items.

2.15      Indirect Exports. Indirect Exports may be included as Items in a Loan Facility provided that funds available under such Loan Facility's Export-Related Borrowing Base supported by Accounts Receivable and Inventory derived from Indirect Exports at no time exceed ten percent (10%) of the Maximum Amount of such Loan Facility, and provided, further that (a) the ultimate foreign buyer for the Items must be located in a country in which Ex-Im Bank is not legally prohibited from doing business in accordance with the Country Limitation Schedule, and (b) the Borrower must make available to Lender verifiable evidence of intent to export the Indirect Exports from the United States, which evidence may be contained in the Export Orders and Accounts Receivable Aging Reports and supporting documents. Lender must obtain written consent from Ex-Im Bank prior to including funds derived from Indirect Exports in an Export-Related Borrowing Base above the ten percent (10%) threshold.

2.16      Overseas Inventory and Accounts Receivable. Upon the prior written consent of Ex-Im Bank, Export-Related Overseas Accounts Receivable and Export-Related Overseas Inventory of a Borrower or of an Affiliated Foreign Person (as defined below) may be included in the Export-Related Borrowing Base provided that conditions required by Ex-Im Bank, including the following, are met:

(a)        the Affiliated Foreign Person, if any, has been approved by Ex-Im Bank;

(b)        the Affiliated Foreign Person, if any, is a Borrower under the relevant Loan Facility;

(c)        notwithstanding the Maximum Amount of the Loan Facility, all payments due and payable on such Export-Related Overseas Accounts Receivable are collected through a cash collateral account under Lender's control;

(d)        as of the Effective Date, or such later date when the Export-Related Overseas Accounts Receivable and/or Export-Related Overseas Inventory are added to the Loan Facility, Lender has obtained a valid and enforceable first priority Lien in the Export-Related Overseas Accounts Receivable and Export-Related Overseas Inventory, as applicable;

(e)        as of the Effective Date, or such later date when the Export-Related Overseas Accounts Receivable and/or Export-Related Overseas Inventory are added to the Loan Facility, Lender has obtained a legal opinion confirming the security interest in the Export-Related Overseas Accounts Receivable and Export-Related Overseas Inventory;

(f)         the Export-Related Overseas Accounts Receivable are due and payable in United States Dollars or other currency acceptable to Ex-Im Bank; and

(g)        at no time may the portion of the Export-Related Borrowing Base derived from Eligible Export-Related Overseas Accounts Receivable and Eligible Export-Related Overseas Inventory exceed fifty percent (50%) of the Export-Related Borrowing Base.

For purposes hereof, an "Affiliated Foreign Person" shall mean a subsidiary or affiliate of a Borrower on the same Loan Facility, which has duly executed as a Borrower all of the applicable Loan Documents and any other documents required by Ex-Im Bank, meets all of the requirements of the definition of Eligible Person other than subclause (a) thereof and is in good standing in the country of its formation or otherwise authorized to conduct business in such country.

2.17      Country Limitation Schedule. Unless otherwise informed in writing by Lender or Ex-Im Bank, Borrower shall be entitled to rely on the last copy of the Country Limitation Schedule distributed from Lender to Borrower.

2.18      Notice of Certain Events. Borrower shall promptly, but in any event within five (5) Business Days, notify Lender in writing of the occurrence of any of the following:

(a)        Borrower or any Guarantor (i) applies for, consents to or suffers the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property or calls a meeting of its creditors, (ii) admits in writing its inability, or is generally unable, to pay its debts as they become due or ceases operations of its present business, (iii) makes a general assignment for the benefit of creditors, (iv) commences a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) is adjudicated as bankrupt or insolvent, (vi) files a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesces to, or fails to have dismissed within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) takes any action for the purpose of effecting any of the foregoing;

(b)        any Lien in any of the Collateral, granted or intended by the Loan Documents to be granted to Lender, ceases to be a valid, enforceable, perfected, first priority Lien (or a lesser priority if expressly permitted pursuant to Section 6 of the Loan Authorization Agreement) subject only to Permitted Liens;

(c)        the issuance of any levy, assessment, attachment, seizure or Lien, other than a Permitted Lien, against any of the Collateral which is not stayed or lifted within thirty (30) calendar days;

(d)        any proceeding is commenced by or against Borrower or any Guarantor for the liquidation of its assets or dissolution;

(e)        any litigation is filed against Borrower or any Guarantor which has had or could reasonably be expected to have a Material Adverse Effect and such litigation is not withdrawn or dismissed within thirty (30) calendar days of the filing thereof;

(f)         any default or event of default under the Loan Documents;

(g)        any failure to comply with any terms of the Loan Authorization Agreement;

(h)        any material provision of this Agreement or any other Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms;

(i)         any event which has had or could reasonably be expected to have a Material Adverse Effect; or

(j)         the aggregate outstanding amount of Disbursements exceeds the applicable Export-Related Borrowing Base.

2.19      Insurance. Borrower will at all times carry property, liability and other insurance, with insurers acceptable to Lender, in such form and amounts, and with such deductibles and other provisions, as Lender shall require, and Borrower will provide evidence of such insurance to Lender on the proper Acord Form, so that Lender is satisfied that such insurance is, at all times, in full force and effect. Each property insurance policy shall name Lender as loss payee or mortgagee and shall contain a lender's loss payable endorsement in form acceptable to Lender and each liability insurance policy shall name Lender as an additional insured. All policies of insurance shall provide that they may not be cancelled or changed without at least thirty (30) days' prior written notice to Lender and shall otherwise be in form and substance satisfactory to Lender. Borrower will promptly deliver to Lender copies of all reports made to insurance companies.

2.20      Taxes. Borrower has timely filed all tax returns and reports required by applicable law, has timely paid all applicable taxes, assessments, deposits and contributions owing by Borrower and will timely pay all such items in the future as they became due and payable. Borrower may, however, defer payment of any contested taxes; provided, that Borrower (a) in good faith contests Borrower's obligation to pay such taxes by appropriate proceedings promptly and diligently instituted and conducted; (b) notifies Lender in writing of the commencement of, and any material development in, the proceedings; (c) posts bonds or takes any other steps required to keep the contested taxes from becoming a Lien upon any of the Collateral; and (d) maintains adequate reserves therefore in conformity with GAAP.

2.21      Compliance with Laws. Borrower represents and warrants that it has complied in all material respects with all provisions of all applicable laws and regulations, including those relating to Borrower's ownership of real or personal property, the conduct and licensing of Borrower's business, the payment and withholding of taxes, ERISA and other employee matters, safety and environmental matters.

2.22      Negative Covenants. Without the prior written consent of Ex-Im Bank and Lender, Borrower shall not: (a) merge, consolidate or otherwise combine with any other Person; (b) acquire all or substantially all of the assets or capital stock of any other Person; (c) sell, lease, transfer, convey, assign or otherwise dispose of any of its assets, except for the sale of Inventory in the ordinary course of business and the disposition of obsolete equipment in the ordinary course of business; (d) create any Lien on the Collateral except for Permitted Liens; (e) make any material changes in its organizational structure or identity; or (f) enter into any agreement to do any of the foregoing.

2.23      Cross Default. Borrower shall be deemed in default under the Loan Facility if Borrower fails to pay when due any amount payable to Lender under any loan or other credit accommodations to Borrower whether or not guaranteed by Ex-Im Bank.

2.24      Munitions List. If any of the Items are articles, services, or related technical data that are listed on the United States Munitions List (part 121 of title 22 of the Code of Federal Regulations), Borrower shall send a written notice promptly, but in any event within five (5) Business Days, of Borrower learning thereof to Lender describing the Items(s) and the corresponding invoice amount

2.25      Suspension and Debarment, etc. On the date of this Agreement neither Borrower nor its Principals are (a) debarred, suspended, proposed for debarment with a final determination still pending, declared ineligible or voluntarily excluded (as such terms are defined under any of the Debarment Regulations referred to below) from participating in procurement or non procurement transactions with any United States federal government department or agency pursuant to any of the Debarment Regulations or (b) indicted, convicted or had a civil judgment rendered against Borrower or any of its Principals for any of the offenses listed in any of the Debarment Regulations. Unless authorized by Ex-Im Bank, Borrower will not knowingly enter into any transactions in connection with the Items with any person who is debarred, suspended, declared ineligible or voluntarily excluded from participation in procurement or nonprocurement transactions with any United States federal government department or agency pursuant to any of the Debarment Regulations. Borrower will provide immediate written notice to Lender if at any time it learns that the certification set forth in this Section 2.24 was erroneous when made or has become erroneous by reason of changed circumstances.

ARTICLE III
RIGHTS AND REMEDIES

3.1        Indemnification. Upon Ex-Im Bank's payment of a Claim to Lender in connection with the Loan Facility pursuant to the Master Guarantee Agreement, Ex-Im Bank may assume all rights and remedies of Lender under the Loan Documents and may enforce any such rights or remedies against Borrower, the Collateral and any Guarantors. Borrower shall hold Ex-Im Bank and Lender harmless from and indemnify them against any and all liabilities, damages, claims, costs and losses incurred or suffered by either of them resulting from (a) any materially incorrect certification or statement knowingly made by Borrower or its agent to Ex-Im Bank or Lender in connection with the Loan Facility, this Agreement, the Loan Authorization Agreement or any other Loan Documents or (b) any material breach by Borrower of the terms and conditions of this Agreement, the Loan Authorization Agreement or any of the other Loan Documents. Borrower also acknowledges that any statement, certification or representation made by Borrower in connection with the Loan Facility is subject to the penalties provided in Article 18 U.S.C. Section 1001.

3.2        Liens. Borrower agrees that any and all Liens granted by it to Lender are also hereby granted to Ex-Im Bank to secure Borrower's obligation, however arising, to reimburse Ex-Im Bank for any payments made by Ex-Im Bank pursuant to the Master Guarantee Agreement. Lender is authorized to apply the proceeds of, and recoveries from, any property subject to such Liens to the satisfaction of Loan Facility Obligations in accordance with the terms of any agreement between Lender and Ex-Im Bank.

ARTICLE IV
MISCELLANEOUS

4.1        Governing Law. This Agreement and the obligations arising under this Agreement shall be governed by, and construed in accordance with, the law of the state governing the Loan Agreement.

4.2        Notification. All notices required by this Agreement shall be given in the manner and to the parties provided for in the Loan Agreement.

4.3        Partial Invalidity. If at any time any of the provisions of this Agreement becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, the validity nor the enforceability of the remaining provisions hereof shall in any way be affected or impaired.

4.4        Waiver of Jury Trial. BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT, PROCEEDING OR OTHER LITIGATION BROUGHT TO RESOLVE ANY DISPUTE ARISING UNDER, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, THE LOAN AUTHORIZATION AGREEMENT, ANY LOAN DOCUMENT, OR ANY OTHER AGREEMENT, DOCUMENT OR INSTRUMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OR OMISSIONS OF LENDER, EX- IM BANK, OR ANY OTHER PERSON, RELATING TO THIS AGREEMENT, THE LOAN AUTHORIZATION AGREEMENT OR ANY OTHER LOAN DOCUMENT.

4.5       Consequential Damages. Neither Ex-Im Bank, Lender nor any agent or attorney for any of them shall be liable to Borrower for consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Loan Facility Obligations.

IN WITNESS WHEREOF, Borrower has caused this Agreement to be duly executed as of the_______day of__________________, 2012.

Borrower:

ENVIRONMENTAL TECTONICS CORPORATION

By:

Name:
Title:

Acknowledged By Lender:

PNC BANK, NATIONAL ASSOCIATION

By:

Name:	John M. DiNapoli
Title:	Senior Vice President

Export Import Committed Line of Credit Note

$2,000,000	December 19, 2012

FOR VALUE RECEIVED, ENVIRONMENTAL TECTONICS CORPORATION (the "Borrower"), a Pennsylvania corporation with an address at 125 James Way, Southampton, PA 18966, promises to pay to the order of PNC BANK, NATIONAL ASSOCIATION (the "Bank"), in lawful money of the United States of America in immediately available funds at its offices located at 1000 Westlakes Drive, Suite 200, Berwyn, PA 19312 or at such other location as the Bank may designate from time to time, the principal sum of TWO MILLION DOLLARS ($2,000,000) (the "Facility") or such lesser amount as may be advanced to or for the benefit of the Borrower hereunder, together with interest accruing on the outstanding principal balance from the date hereof, all as provided below.

1.         Advances. The Borrower may request advances, repay and request additional advances hereunder until the Expiration Date (as defined in the Loan Agreement referred to below), subject to the terms and conditions of this Note and the Loan Documents (as hereinafter defined). The Borrower acknowledges and agrees that in no event will the Bank be under any obligation to extend or renew the Facility or this Note beyond the Expiration Date. The Borrower may request advances hereunder upon giving oral or written notice to the Bank by 11:00 a.m. (Philadelphia, Pennsylvania time) on the day of the proposed advance, followed promptly thereafter by the Borrower's written confirmation to the Bank of any such oral notice. The aggregate unpaid principal amount of advances under this Note at any one time shall not exceed the face amount of this Note.

2.         Rate of Interest. Each advance outstanding under this Note will bear interest at a rate per annum equal to (A) the Daily LIBOR Rate plus (B) two hundred and fifty (250) basis points (2.50%).

For purposes hereof, the following terms shall have the following meanings:

"Business Day" shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in Philadelphia, Pennsylvania.

"Daily LIBOR Rate" shall mean, for any day, the rate per annum determined by the Bank by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the LIBOR Reserve Percentage.

"LIBOR Reserve Percentage" shall mean the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as "Eurocurrency liabilities").

"Published Rate" shall mean the rate of interest published each Business Day in the Wall Street Journal "Money Rates" listing under the caption "London Interbank Offered Rates" for a one month period. If no such rate is published therein for any reason, then the Published Rate shall be the eurodollar rate for a one month period as published in another publication selected by the Bank; provided that if such eurodollar rate is not ascertainable, the Published Rate shall be determined by Bank, in its sole discretion, in accordance with Bank's customary lending practices, internal system and procedures.

The Daily LIBOR Rate shall be adjusted with respect to any advance on and as of the effective date of any change in the Published Rate or the LIBOR Reserve Percentage. The Bank shall give prompt notice to the Borrower of the Daily LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error. Interest hereunder will be calculated based on the actual number of days that principal is outstanding over a year of 360 days. In no event will the rate of interest hereunder exceed the maximum rate allowed by law.

3.        Reserved.

4.        Advance Procedures. A request for advance made by telephone or electronic mail must be promptly confirmed in writing by such method as the Bank may require. The Borrower authorizes the Bank to accept telephonic and electronic mail requests for advances, and the Bank shall be entitled to rely upon the authority of any person providing such instructions. The Borrower hereby indemnifies and holds the Bank harmless from and against any and all damages, losses, liabilities, costs and expenses (including reasonable attorneys' fees and expenses) which may arise or be created by the acceptance of such telephone and electronic mail requests or the making of such advances. The Bank will enter on its books and records, which entry when made will be presumed correct, the date and amount of each advance, the interest rate and interest period applicable thereto, as well as the date and amount of each payment.

5.        Payment Terms. The Borrower shall pay accrued interest on the unpaid principal balance of this Note (a) in arrears on the first day of each month during the term hereof and (b) at maturity, whether by acceleration of this Note or otherwise, and after maturity, on demand until paid in full. All outstanding principal and accrued interest hereunder shall be due and payable in full on the Expiration Date.

If any payment under this Note shall become due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest in connection with such payment. The Borrower hereby authorizes the Bank to charge the Borrower's deposit account at the Bank for any payment when due hereunder. Payments received will be applied to charges, fees and expenses (including attorneys' fees), accrued interest and principal in any order the Bank may choose, in its sole discretion.

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6.        Late Payments: Default Rate. If the Borrower fails to make any payment of principal, interest or other amount coming due pursuant to the provisions of this Note within fifteen (15) calendar days of the date due and payable, the Borrower also shall pay to the Bank a late charge equal to the lesser of five percent (5%) of the amount of such payment or $100.00 (the "Late Charge"). Such fifteen (15) day period shall not be construed in any way to extend the due date of any such payment. Upon maturity, whether by acceleration, demand or otherwise, and at the Bank's option upon the occurrence of any Event of Default (as hereinafter defined) and during the continuance thereof, each advance outstanding under this Note shall bear interest at a rate per annum (based on the actual number of days that principal is outstanding over a year of 360 days) which shall be three percentage points (3%) in excess of the interest rate in effect from time to time under this Note but not more than the maximum rate allowed by law (the "Default Rate"). The Default Rate shall continue to apply whether or not judgment shall be entered on this Note. Both the Late Charge and the Default Rate are imposed as liquidated damages for the purpose of defraying the Bank's expenses incident to the handling of delinquent payments, but are in addition to, and not in lieu of, the Bank's exercise of any rights and remedies hereunder, under the other Loan Documents or under applicable law, and any fees and expenses of any agents or attorneys which the Bank may employ. In addition, the Default Rate reflects the increased credit risk to the Bank of carrying a loan that is in default. The Borrower agrees that the Late Charge and Default Rate are reasonable forecasts of just compensation for anticipated and actual harm incurred by the Bank, and that the actual harm incurred by the Bank cannot be estimated with certainty and without difficulty.

7.        Prepayment. The Borrower shall have the right to prepay any advance hereunder at any time and from time to time, in whole or in part; subject, however, to payment of any break funding indemnification amounts owing pursuant to paragraph 8 below.

8.        Yield Protection: Break Funding Indemnification. The Borrower shall pay to the Bank on receipt of written demand therefor, together with written evidence of the Bank's justification therefor, all direct costs incurred, losses suffered or payments made by the Bank by reason of any Change in Law imposing any reserve, deposit, allocation of capital, or similar requirement (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) on the Bank, its holding company or any of their respective assets relative to the Facility. "Change in Law" means the occurrence, after the date of this Note, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any governmental authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented. A notice as to any amounts payable pursuant to this paragraph given to the Borrower by the Bank shall, in the absence of manifest error, be conclusive and shall be payable upon demand. The Borrower's indemnification obligations hereunder shall survive the payment in full of the advances and all other amounts payable hereunder.

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9.        Other Loan Documents. This Note is issued in connection with a loan agreement between the Borrower and the Bank, dated as of the date hereof (as amended, modified or renewed from time to time, the "Loan Agreement"), and the other agreements and documents executed and/or delivered in connection therewith or referred to therein, the terms of which are incorporated herein by reference (as amended, modified or renewed from time to time, collectively the "Loan Documents"), and is secured by the property (if any) described in the Loan Documents and by such other collateral as previously may have been or may in the future be granted to the Bank to secure this Note.

10.      Events of Default. The occurrence of any of the following events will be deemed to be an "Event of Default" under this Note: (i) the nonpayment of any principal when due, or the nonpayment of any interest or other indebtedness under this Note within three (3) days of when due; (ii) the occurrence of any event of default or any default and the lapse of any notice or cure period, under or contained in any Loan Document or any other agreement or instrument now or in the future evidencing or securing any debt, liability or obligation of any Obligor to the Bank; (iii) the filing by or against any Obligor of any proceeding in bankruptcy, receivership, insolvency, reorganization, liquidation, conservatorship or similar proceeding (and, in the case of any such proceeding instituted against any Obligor, such proceeding is not dismissed or stayed within 60 days of the commencement thereof, provided that the Bank shall not be obligated to advance additional funds hereunder during such period); (iv) any assignment by any Obligor for the benefit of creditors, or any levy, garnishment, attachment or similar proceeding is instituted against any property of any Obligor held by or deposited with the Bank; (v) a default with respect to any other indebtedness of any Obligor for borrowed money having a then-outstanding principal amount in excess of $100,000, if the effect of such default is to cause or permit the acceleration of such debt; (vi) the commencement of any foreclosure or forfeiture proceeding, execution or attachment against any collateral securing the obligations of any Obligor to the Bank; (vii) the entry of a final, non-appealable judgment or judgments, that individually or in the aggregate exceed $100,000, against any Obligor and the failure of such Obligor to discharge the judgment within thirty (30) days of the entry thereof; (viii) any material adverse change in any Obligor's business, assets, operations, financial condition or results of operations; (ix) any Obligor ceases doing business as a going concern; (x) any representation or warranty made or furnished by any Obligor to the Bank in connection with any Loan Document is false, incorrect or incomplete in any material respect when made; (xi) the termination or attempted termination, in whole or in part, of any guarantee by any Obligor (unless such guarantee specifies therein an expiration date and such termination is after such specified expiration date has occurred); or (xii) the death, incarceration, indictment or legal incompetency of any individual Obligor or, if any Obligor is a partnership or limited liability company, the death, incarceration, indictment or legal incompetency of any individual general partner or member; provided that no event described in clause (xii) hereof shall constitute an Event of Default if within sixty (60) days of such event the Borrower shall provide to the Bank a confirmation from such individual's estate of its liability for the Obligor's obligations or cash collateral in an amount equal to the amount of credit support provided by such Obligor. As used herein, the term "Obligor" means any Borrower and any guarantor of, or any pledgor, mortgagor or other person or entity providing collateral support for, the Borrower's obligations to the Bank existing on the date of this Note or arising in the future.

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Upon the occurrence of an Event of Default: (a) the Bank shall be under no further obligation to make advances hereunder; (b) if an Event of Default specified in clause (iii) or (iv) above shall occur, the outstanding principal balance and accrued interest hereunder together with any additional amounts payable hereunder shall be immediately due and payable without demand or notice of any kind; (c) if any other Event of Default shall occur, the outstanding principal balance and accrued interest hereunder together with any additional amounts payable hereunder, at the Bank's option and without demand or notice of any kind, may be accelerated and become immediately due and payable; (d) at the Bank's option, this Note will bear interest at the Default Rate from the date of the occurrence of the Event of Default; and (e) the Bank may exercise from time to time any of the rights and remedies available under the Loan Documents or under applicable law. The Bank shall notify the Borrower promptly of any acceleration pursuant to subclause (c), provided that the failure to give such notice shall not affect the validity of such acceleration.

11.     Power to Confess Judgment. The Borrower hereby empowers any attorney of any court of record, after the occurrence of any Event of Default hereunder, to appear for the Borrower and, with or without complaint filed, confess judgment, or a series of judgments, against the Borrower in favor of the Bank or any holder hereof for the entire principal balance of this Note, all accrued interest and all other amounts due hereunder, together with costs of suit and an attorney's commission of the greater of 10% of such principal and interest or $1,000 added as a reasonable attorney's fee, and for doing so, this Note or a copy verified by affidavit shall be a sufficient warrant. The Borrower hereby forever waives and releases all errors in said proceedings and all rights of appeal and all relief from any and all appraisement, stay or exemption laws of any state now in force or hereafter enacted. Interest on any such judgment shall accrue at the Default Rate.

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No single exercise of the foregoing power to confess judgment, or a series of judgments, shall be deemed to exhaust the power, whether or not any such exercise shall be held by any court to be invalid, voidable, or void, but the power shall continue undiminished and it may be exercised from time to time as often as the Bank shall elect until such time as the Bank shall have received payment in full of the debt, interest and costs. Notwithstanding the attorney's commission provided for in the preceding paragraph (which is included in the warrant for purposes of establishing a sum certain), the amount of attorneys' fees that the Bank may recover from the Borrower shall not exceed the actual attorneys' fees incurred by the Bank.

12.      Right of Setoff. In addition to all liens upon and rights of setoff against the Borrower's money, securities or other property given to the Bank by law, the Bank shall have, with respect to the Borrower's obligations to the Bank under this Note and to the extent permitted by law, a contractual possessory security interest in and a contractual right of setoff against, and the Borrower hereby grants the Bank a security interest in, and hereby collaterally assigns, conveys, delivers, pledges and transfers to the Bank, all of the Borrower's right, title and interest in and to, all of the Borrower's deposits, moneys, securities and other property now or hereafter in the possession of or on deposit with, or in transit to, the Bank or any other direct or indirect subsidiary of The PNC Financial Services Group, Inc., whether held in a general or special account or deposit, whether held jointly with someone else, or whether held for safekeeping or otherwise, excluding, however, all IRA, Keogh, and trust accounts. Every such security interest and right of setoff may be exercised without demand upon or notice to the Borrower. Every such right of setoff shall be deemed to have been exercised immediately upon the occurrence of an Event of Default hereunder without any action of the Bank, although the Bank may enter such setoff on its books and records at a later time.

13.      Anti-Money Laundering/International Trade Law Compliance. The Borrower represents and warrants to the Bank, as of the date of this Note, the date of each advance of proceeds under the Facility, the date of any renewal, extension or modification of the Facility, and at all times until the Facility has been terminated and all amounts thereunder have been indefeasibly paid in full, that: (a) no Covered Entity (i) is a Sanctioned Person; (ii) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person; or (iii) does business in or with, or derives any of its operating income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (b) the proceeds of the Facility will not be used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (c) the funds used to repay the Facility are not derived from any unlawful activity; and (d) each Covered Entity is in compliance with, and no Covered Entity engages in any dealings or transactions prohibited by, any Anti-Terrorism Laws. Borrower covenants and agrees that it shall immediately notify the Bank in writing upon the occurrence of a Reportable Compliance Event.

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As used herein: "Anti-Terrorism Laws" means any laws of the United States relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering, or bribery, all as amended, supplemented or replaced from time to time; "Compliance Authority" means each and all of the (a) U.S. Treasury Department/Office of Foreign Assets Control, (b) U.S. Treasury Department/Financial Crimes Enforcement Network, (c) U.S. State Department/Directorate of Defense Trade Controls, (d) U.S. Commerce Department/Bureau of Industry and Security, (e) U.S. Internal Revenue Service/Criminal Investigation, Large Business and International Divisions, (f) U.S. Justice Department, and (g) U.S. Securities and Exchange Commission; "Covered Entity" means the Borrower, its affiliates and subsidiaries, all guarantors, pledgors of collateral, all owners of such affiliates, subsidiaries and pledgors, and all brokers or other agents of the Borrower acting in any capacity in connection with the Facility; "Reportable Compliance Event" means that any Covered Entity becomes a Sanctioned Person, or is indicted, arraigned, investigated or custodially detained, or receives an inquiry from regulatory or law enforcement officials, in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or self-discovers facts or circumstances implicating any aspect of its operations with the actual or possible violation of any Anti-Terrorism Law; "Sanctioned Country" means a country subject to a sanctions program maintained by any Compliance Authority; and "Sanctioned Person" means any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person or entity, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any order or directive of any Compliance Authority or otherwise subject to, or specially designated under, any sanctions program maintained by any Compliance Authority.

14.      Indemnity. The Borrower agrees to indemnify each of the Bank, each legal entity, if any, who controls, is controlled by or is under common control with the Bank, and each of their respective directors, officers and employees (the "Indemnified Parties"), and to defend and hold each Indemnified Party harmless from and against any and all claims, damages, losses, liabilities and expenses (including all fees and charges of internal or external counsel with whom any Indemnified Party may consult and all expenses of litigation and preparation therefor) which any Indemnified Party may incur or which may be asserted against any Indemnified Party by any person, entity or governmental authority (including any person or entity claiming derivatively on behalf of the Borrower), in connection with or arising out of or relating to the matters referred to in this Note or in the other Loan Documents or the use of any advance hereunder, whether (a) arising from or incurred in connection with any breach of a representation, warranty or covenant by the Borrower, or (b) arising out of or resulting from any suit, action, claim, proceeding or governmental investigation, pending or threatened, whether based on statute, regulation or order, or tort, or contract or otherwise, before any court or governmental authority; provided, however, that the foregoing indemnity agreement shall not apply to any claims, damages, losses, liabilities and expenses solely attributable to an Indemnified Party's gross negligence or willful misconduct. The indemnity agreement contained in this Section shall survive the termination of this Note, payment of any advance hereunder and the assignment of any rights hereunder. The Borrower may participate at its expense in the defense of any such action or claim.

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15.      Miscellaneous. All notices, demands, requests, consents, approvals and other communications required or permitted hereunder ("Notices") must be in writing (except as may be agreed otherwise above with respect to borrowing requests) and will be effective upon receipt. Notices may be given in any manner to which the parties may separately agree, including electronic mail. Without limiting the foregoing, first-class mail, facsimile transmission and commercial courier service are hereby agreed to as acceptable methods for giving Notices. Regardless of the manner in which provided, Notices may be sent to a party's address as set forth above or to such other address as any party may give to the other for such purpose in accordance with this paragraph. No delay or omission on the Bank's part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will the Bank's action or inaction impair any such right or power. The Bank's rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which the Bank may have under other agreements, at law or in equity. No modification, amendment or waiver of, or consent to any departure by the Borrower from, any provision of this Note will be effective unless made in a writing signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. The Borrower agrees to pay on demand, to the extent permitted by law, all costs and expenses incurred by the Bank in the enforcement of its rights in this Note and in any security therefor, including without limitation reasonable fees and expenses of the Bank's counsel. If any provision of this Note is found to be invalid, illegal or unenforceable in any respect by a court, all the other provisions of this Note will remain in full force and effect. The Borrower and all other makers and indorsers of this Note hereby forever waive presentment, protest, notice of dishonor and notice of non-payment. The Borrower also waives all defenses based on suretyship or impairment of collateral. If this Note is executed by more than one Borrower, the obligations of such persons or entities hereunder will be joint and several. This Note shall bind the Borrower and its heirs, executors, administrators, successors and assigns, and the benefits hereof shall inure to the benefit of the Bank and its successors and assigns; provided, however, that the Borrower may not assign this Note in whole or in part without the Bank's written consent and the Bank at any time may assign this Note in whole or in part.

This Note has been delivered to and accepted by the Bank and will be deemed to be made in the Commonwealth of Pennsylvania. THIS NOTE WILL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE BANK AND THE BORROWER DETERMINED IN ACCORDANCE WITH THE COMMONWEALTH OF PENNSYLVANIA, EXCLUDING ITS CONFLICT OF LAWS RULES. The Borrower hereby irrevocably consents to the exclusive jurisdiction of any state or federal court in the county or judicial district where the Bank's office indicated above is located; provided that nothing contained in this Note will prevent the Bank from bringing any action, enforcing any award or judgment or exercising any rights against the Borrower individually, against any security or against any property of the Borrower within any other county, state or other foreign or domestic jurisdiction. The Borrower acknowledges and agrees that the venue provided above is the most convenient forum for both the Bank and the Borrower. The Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Note.

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16.      USA PATRIOT Act Notice. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each Borrower that opens an account. What this means: when the Borrower opens an account, the Bank will ask for the business name, business address, taxpayer identifying number and other information that will allow the Bank to identify the Borrower, such as organizational documents. For some businesses and organizations, the Bank may also need to ask for identifying information and documentation relating to certain individuals associated with the business or organization.

17.      WAIVER OF JURY TRIAL. The Borrower irrevocably waives any and all rights the Borrower may have to a trial by jury in any action, proceeding or claim of any nature relating to this Note, any documents executed in connection with this Note or any transaction contemplated in any of such documents. The Borrower acknowledges that the foregoing waiver is knowing and voluntary.

The Borrower acknowledges that it has read and understood all the provisions of this Note, including the confession of judgment and the waiver of jury trial, and has been advised by counsel as necessary or appropriate.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

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WITNESS the due execution hereof as a document under seal, as of the date first written above, with the intent to be legally bound hereby.

ATTEST:	ENVIRONMENTAL TECTONICS CORPORATION

By:

Name: Robert L. Laurent, Jr.
Print Name:	Title: Chief F inancial Officer

[SIGNATURE PAGE TO EXPORT IMPORT COMMITTED NOTE]

Disclosure for Confession of Judgment

Undersigned:	Environmental Tectonics Corporation
125 James Way
Southampton, PA 18966

Lender:	PNC Bank, National Association
1000 Westlakes Drive, Suite 200
Berwyn, PA 19312

The undersigned has executed, and/or is executing, on or about the date hereof, an Export Import Committed Line of Credit Note in the principal amount of $2,000,0000 under which the undersigned is obligated to repay monies to Lender.

A.         The undersigned acknowledges and agrees that the above documents contain provisions under which Lender may enter judgment by confession against the undersigned. Being fully aware of its rights to prior notice and a hearing on the validity of any judgment or other claims that may be asserted against it by Lender thereunder before judgment is entered, the undersigned hereby freely, knowingly and intelligently waives these rights and expressly agrees and consents to Lender's entering judgment against it by confession pursuant to the terms thereof.

B.         The undersigned also acknowledges and agrees that the above documents contain provisions under which Lender may, after entry of judgment and without either notice or a hearing, foreclose upon, attach, levy, take possession of or otherwise seize property of the undersigned in full or partial payment of the judgment. Being fully aware of its rights after judgment is entered (including the right to move to open or strike the judgment), the undersigned hereby freely, knowingly and intelligently waives its rights to notice and a hearing and expressly agrees and consents to Lender's taking such actions as may be permitted under applicable state and federal law without prior notice to the undersigned.

C.         The undersigned certifies that a representative of Lender specifically called the confession of judgment provisions in the above documents to the attention of the undersigned, and/or that the undersigned was represented by legal counsel in connection with the above documents.

D.         The undersigned hereby certifies: that its annual income exceeds $10,000; that all references to "the undersigned" above refer to all persons and entities signing below; and that the undersigned received a copy hereof at the time of signing.

Dated:	ENVIRONMENTAL TECTONICS CORPORATION

By:
(SEAL)
Name: Robert L. Laurent, Jr.
Title: Chief Financial Officer

[SIGNATURE PAGE TO DISCLOSURE TO EXPORT IMPORT COMMITTED NOTE]